SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant ☑ Filed by a party other than the registrant ☐

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☑	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant § 240.14a-12
LodgeNet Interactive Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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3900 West Innovation Street
Sioux Falls, South Dakota 57107
April   , 2011

Dear Fellow Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of LodgeNet Interactive Corporation. The meeting will be held on Thursday, June 2, 2011, at 9:00 a.m., Central Daylight Time, at LodgeNet’s Corporate Offices, 3900 West Innovation Street, Sioux Falls, South Dakota 57107.

At the meeting, we will be electing two directors, considering the ratification of the Company’s 2008 Shareholder Rights Plan and considering the ratification of PricewaterhouseCoopers LLP as our independent registered public accountant for the year ending December 31, 2011. We are also soliciting your ratification of our executive compensation through a non-binding “say-on-pay” resolution and seeking your view on whether non-binding “say-on-pay” votes should be conducted annually, every other year, or every third year.

As we did last year, we are pleased to take advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite receipt of proxy materials while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. I encourage you to review carefully the Notice of Annual Meeting and Proxy Statement.

I hope you will be able to attend the Annual Meeting. Whether or not you plan to attend, I urge you to vote your shares to make certain that your shares will be represented at the Annual Meeting. Your vote is important, whether you own a few shares or many.

Sincerely,

Scott C. Petersen
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 2, 2011 QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Item 1. ELECTION OF DIRECTORS
SUPPLEMENTARY COMPENSATION POLICIES
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE AUDIT COMMITTEE
AUDIT AND NON-AUDIT FEES:
CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS
Item 2. RATIFICATION OF 2008 SHAREHOLDER RIGHTS PLAN
Item 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Item 4. ADVISORY VOTE ON EXECUTIVE COMPENSATION
Item 5. ADVISORY VOTE ON FREQUENCY OF NON-BINDING VOTES ON EXECUTIVE COMPENSATION
ANNUAL REPORT
PROPOSALS OF STOCKHOLDERS
“HOUSEHOLDING” OF PROXY MATERIALS.
OTHER BUSINESS

LODGENET INTERACTIVE CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that, pursuant to its Bylaws and the call of its Board of Directors, the Annual Meeting of Stockholders (the “Meeting”) of LodgeNet Interactive Corporation (“LodgeNet” or the “Company”) will be held at LodgeNet’s Corporate Offices, 3900 West Innovation Street, Sioux Falls, South Dakota 57107 on Thursday, June 2, 2011, at 9:00 a.m., Central Daylight Time, for the purpose of considering and voting upon the following matters:

To Receive and Consider:

The report of management on the business of the Company and the Company’s audited financial statements for the fiscal year ended December 31, 2010, together with the report thereon of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

To Act On:

1.	Election of Directors. To elect two persons to the Board of Directors of the Company to serve for three-year terms expiring in 2014 and until such persons’ successors are elected and qualified. The Board of Directors’ nominees are:

Vikki Pachera
Edward L. Shapiro

2.	Ratification of 2008 Shareholder Rights Plan. To ratify the Shareholder Rights Plan adopted by the Stockholders in May 2008.

3.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

4.	Advisory Vote on Executive Compensation. To approve our executive compensation as disclosed in this proxy statement, including the Compensation Discussion and Analysis as well as the compensation and narrative discussion contained herein.

5.	Advisory Vote on Frequency of Executive Compensation Advisory Votes. To express your opinion on whether advisory votes on executive compensation should be conducted annually, every other year, or every three years.

6.	Other Business. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

Only those stockholders of record on April 4, 2011 (the “Record Date”) shall be entitled to notice of and to vote in person or by proxy at the Meeting.

The Proxy Statement, which accompanies this notice, contains additional information regarding the proposals to be considered at the Meeting and stockholders are encouraged to read it in its entirety.

As set forth in the enclosed Proxy Statement, the proxy is solicited by and on behalf of the Board of Directors of the Company. It is expected that these materials will first be made available to stockholders on or about April [  ], 2011.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE BE SURE THAT YOUR STOCK IS VOTED. YOUR VOTE IS IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY.

By Order of the Board of Directors,

James G. Naro
Secretary

Dated: April   , 2011

LODGENET INTERACTIVE CORPORATION
3900 WEST INNOVATION STREET
SIOUX FALLS, SOUTH DAKOTA 57107

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 2, 2011

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
THE ANNUAL MEETING

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on June 2, 2011.
The proxy statement and annual report to security holders are available at:
http://www.proxyvote.com

Why am I receiving these materials?

The Board of Directors (the “Board”) of LodgeNet Interactive Corporation (“LodgeNet” or the “Company”) is providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at LodgeNet’s Annual Meeting of Stockholders (the “Meeting”) to be held on Thursday, June 2, 2011, at LodgeNet’s Corporate Offices, 3900 West Innovation Street, Sioux Falls, South Dakota 57107 at 9:00 a.m., Central Daylight Time. This Proxy Statement and the enclosed proxy card (the “Proxy”) and other enclosures are being made available to stockholders on or about April   , 2011.

What information is contained in these materials?

This Proxy Statement provides you with information about LodgeNet’s governance structure, the nominating process, the proposals to be voted on at the Meeting, the voting process, the compensation of directors and of our most highly paid executive officers, and certain other information.

What is the purpose of the Meeting?

At the Meeting, stockholders will act upon the matters outlined in the Notice of Meeting on the cover page of this Proxy Statement, namely the election of directors, the ratification of the Company’s 2008 Shareholder Rights Plan, and ratification of the appointment of the Company’s independent registered public accounting firm. The Company is also conducting a non-binding “say-on-pay” vote with respect to our executive compensation and soliciting your views on whether non-binding “say-on-pay” votes should be conducted every year, every other year, or every third year.

What are the Board’s recommendations?

The Board’s recommendations are set forth in this Proxy Statement. The Board recommends that you vote your shares FOR each of LodgeNet’s nominees to the Board, FOR the ratification of the 2008 Shareholder Rights Plan, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2011, and FOR the non-binding “say-on-pay” vote with respect to our executive compensation. The Board also recommends that you approve conducting non-binding “say-on-pay” votes annually.

Who is entitled to vote at the Meeting?

Stockholders of record at the close of business on April 4, 2011, the Record Date for the Meeting, are entitled to receive notice of and to participate in the Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares you held on that date at the Meeting, or any postponements or adjournments of the Meeting.

What are the rights of the holders of LodgeNet common stock?

Each outstanding share of the Company’s common stock will be entitled to one vote on each matter considered at the Meeting.

Who can attend the Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the Meeting, and each may be accompanied by one guest. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your stock ownership as of the Record Date.

May I record the Meeting?

No. Cameras, recording devices and other electronic devices are not permitted at the Meeting.

What constitutes a quorum?

The presence at the Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, thus permitting business to be conducted at the Meeting. As of the Record Date, 25,152,580 shares of common stock, representing the same number of votes, were outstanding and entitled to vote at the Meeting. Thus, the presence, in person or by proxy, of the holders of common stock representing at least 12,576,291 votes will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Meeting.

How do I vote?

Record Holders.  If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in any of the following ways.

•	You can attend the Annual Meeting and vote in person.

•	You can sign and return an appointment of proxy (proxy card) in the form enclosed with this proxy statement and appoint the persons named on the proxy card to vote your shares for you at the meeting, or you can validly appoint another person to vote your shares for you.

•	You can appoint the Proxies to vote your shares for you by going to our Internet website (http://www.proxyvote.com) and entering the 12-Digit Control Number on the Notice of Internet Availability of Proxy Materials you received in the mail, and then following the instructions you will be given. You may vote by Internet until 11:59 p.m. Eastern Time on June 1, 2011, which is the day before the Annual Meeting date. If you vote by Internet, you need not sign and return a proxy card. You will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described below and in the proxy card enclosed with this proxy statement.

Shares Held in “Street Name.”  Only the record holders of shares of our common stock, or their appointed proxies, may vote those shares. As a result, if your shares of our common stock are held for you in “street name” by a broker or other nominee, then only your broker or nominee (i.e. the record holder) may vote them for you. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by completing and returning to it the voting instruction sheet you received with your copy of our proxy statement (or by following any directions you received for giving voting instructions electronically). Brokers and other nominees who hold shares in street name for their clients typically have the authority to vote those shares on “routine” proposals, such as the appointment of auditors, when they have not received instructions from beneficial owners of the shares. However, they do not have authority to vote on non-routine proposals, including the election of directors, the ratification of the 2008 Shareholder Rights Plan, the advisory vote on executive compensation, and the advisory vote on the frequency of the “say-on-pay” vote without instructions from the beneficial owners of the shares they hold. To insure that shares you hold in street name are represented at the Annual Meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

If you complete and properly sign the accompanying proxy card and return it, it will be voted as you direct. If you attend the Meeting in person, you may deliver your completed proxy card in person or vote by written ballot. Proxy cards and ballots will be available at the Meeting.

Is cumulative voting allowed?

No. The Company’s Certificate of Incorporation does not authorize cumulative voting. Each stockholder is entitled to one vote, in person or by proxy, for each share of common stock standing in his, her or its name on the books of the Company as of the Record Date on any matter submitted to the stockholders.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your Proxy, you may change your vote at any time before the Proxy is exercised by filing with the Corporate Secretary of the Company either a notice of revocation or a duly executed Proxy bearing a later date. In addition, you may revoke your proxy by voting in person at the Meeting, although attendance at the Meeting will not by itself revoke a previously granted Proxy.

What vote is required for the various action items?

There are different requirements for each of the action items. This occurs because brokers which hold shares in street name for stockholders are not permitted to cast proxies for certain types of items including, with respect to the Meeting, the election of directors, the ratification of the 2008 Shareholder Rights Plan, the advisory vote on executive compensation, and the advisory vote on the frequency of the “say-on-pay” vote.

To elect directors, a matter on which brokers are no longer authorized to vote without instructions, only a plurality of affirmative votes cast at the Meeting is required. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. However, a direction to “Withhold authority” does not constitute a “no” vote and, accordingly, a “Withhold authority” proxy will not be counted as a vote against a nominee. Nonetheless, a “Withhold authority” proxy is present at the Meeting and, consequently, is counted for purposes of determining whether a quorum is present.

With respect to the ratification of our 2008 Shareholder Rights Plan, an affirmative majority of the votes cast at the Meeting, in person or by proxy, is required for ratification. Broker “non-votes” are not counted as votes cast, but abstentions are. Accordingly, broker “non-votes” will have no effect on the voting regarding ratification, but the affirmative votes must outnumber the combined total of negative votes and abstentions for the 2008 Shareholder Rights Plan to be ratified.

With respect to the ratification of the appointment of PricewaterhouseCoopers LLP, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote and present, in person or by proxy, at the Meeting is required for approval. Since brokers may vote on this matter, we do not expect any broker “non-votes” and ratification will occur if the number of affirmative votes is greater than the number of negative votes and abstentions.

With respect to the non-binding “say-on-pay” resolution, you will be voting on whether to approve or disapprove the compensation paid to the Company’s executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. You will also have the right to abstain from stating a view on this matter.

With respect to the non-binding resolution on the frequency of future “say-on-pay” resolutions, you will be able to specify your preference for the Company to conduct such votes annually, every other year, or every three years. You will also have the right to abstain from stating a view on this matter.

Who pays for the cost of soliciting proxies?

This Proxy Statement is prepared on behalf of the Board of Directors of the Company and the Company will bear the costs of solicitation. The expense of preparing, assembling, and distributing this Proxy Statement and the materials used in this solicitation of Proxies, whether by mail or via the Internet, also will be borne by the Company. It is contemplated that Proxies will be solicited principally through the mail or over the Internet, but directors, officers and regular employees of the Company may solicit Proxies personally or by telephone. Although there is no formal agreement to do so, the Company intends to reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. The Company does not intend to utilize the services of other individuals or entities not employed by or affiliated with the Company in connection with the solicitation of Proxies.

How much stock is authorized and how much was outstanding on the Record Date?

As of the Record Date, the authorized capital of the Company consisted of 50,000,000 shares of common stock, par value $.01 per share, of which 25,152,580 shares were issued and outstanding, and 5,000,000 shares of preferred stock, $.01 par value, of which there were 57,500 shares outstanding.

Who are the largest owners of the Company’s stock and how much stock do the Company’s directors and executive officers own?

The following table sets forth the beneficial ownership of the Company’s common stock as of the Record Date by each person known to the Company to be the record or beneficial owner of more than five percent of the outstanding shares of common stock (other than depositories holding shares of common stock in “street name”), by each director and nominee for director, each Named Executive Officer, and by all directors and executive officers, as a group:

	Amount and Nature of	Percent
Name and Address of Beneficial Owner(1)(2)	Beneficial Ownership(3)	of Class(3)

Scott C. Petersen, Chairman of the Board, President and Chief Executive Officer(4)	599,743	2.38%
Frank P. Elsenbast, Senior Vice President, Chief Financial Officer, PFO(5)	37,500	*
Gary H. Ritondaro, Former Senior Vice President, Chief Financial Officer, Former PFO(6)	79,531	*
David M. Bankers, Senior Vice President, Product and Technology Development(7)	91,823	*
James G. Naro, Senior Vice President, Legal and Human Resources, General Counsel(8)	69,312	*
Derek S. White, Senior Vice President, and President, Interactive and Media Networks(9)	69,750	*
Marty Abbott, Director(10)	50,334	*
R. Douglas Bradbury, Director(11)	135,778	*
John E. Haire, Director(12)	64,334	*
J. Scott Kirby, Director(13)	50,334	*
R. F. Leyendecker, Director(14)	122,551	*
Vikki Pachera, Director(15)	85,418	*
Edward L. Shapiro(16)	5,109,844	16.89%
Scott H. Shlecter, Director(17)	108,009	*
PAR Capital Management, Inc.(18)	5,098,677	16.85%
FMR LLC(19)	3,746,721	12.96%
Mark Cuban(20)	2,239,400	8.90%
Citigroup Global Markets(21)	1,944,952	7.18%
Mast Capital Management(22)	1,800,000	6.68%
Blackrock, Inc.(23)	1,552,246	6.17%
D.E. Shaw & Co.(24)	1,547,944	6.15%
Directors and Executive Officers (a group of 16 persons)(25)	6,781,195	26.96%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of such person is 3900 West Innovation Street, Sioux Falls, South Dakota 57107.

(2)	Each named person has sole voting and investment power with respect to the shares listed, except as noted below. None of the shares held by the directors or the executive officers listed above have been pledged as security for other obligations.

(3)	Shares which the person (or group) has the right to acquire within 60 days after the Record Date are deemed to be outstanding in calculating the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person (or group). The percentage of ownership for each stockholder which holds shares of 10% Series B Cumulative Perpetual Convertible Preferred Stock (the “Preferred Stock”) also assumes the full conversion of such shares into common stock at the ratio of 264.5503 shares of common stock for each share of Preferred Stock, the conversion rate specified in the Certificate of Designations related to such Preferred Stock (the “Conversion Shares”).

(4)	Includes 265,000 shares issuable upon the exercise of options to purchase common stock, which Mr. Petersen has the right to acquire within 60 days after the Record Date. Also includes 22,500 shares of time-based restricted stock issued to Mr. Petersen on January 3, 2011, 7,000 shares of time-based restricted stock issued to Mr. Petersen on January 4, 2008 and 1,750 shares of time-based restricted stock issued to Mr. Petersen on April 2, 2007. Also includes 79,000 shares owned by Mr. Petersen’s spouse and 6,150 shares owned by his adult children, of which Mr. Petersen disclaims beneficial ownership.

(5)	Includes 7,500 shares issuable upon the exercise of options to purchase common stock, which Mr. Elsenbast has the right to acquire within 60 days after the Record Date. Also includes 7,500 shares of time-based restricted stock issued to Mr. Elsenbast on January 3, 2011 and 20,000 shares of time-based restricted stock issued to Mr. Elsenbast on April 19, 2010.

(6)	Mr. Ritondaro is included in the table above because he acted as the Company’s principal financial officer from January 1, 2010 through April 19, 2010. The share amounts include 46,250 shares issuable upon the exercise of options to purchase common stock, which Mr. Ritondaro has the right to acquire within 60 days after the Record Date. Also includes 1,000 shares of time-based restricted stock issued to Mr. Ritondaro on April 2, 2007.

(7)	Includes 55,562 shares issuable upon the exercise of options to purchase common stock, which Mr. Bankers has the right to acquire within 60 days after the Record Date. Also includes 2,500 shares of time-based restricted stock issued to Mr. Bankers on January 3, 2011, 3,000 shares of time-based restricted stock issued to Mr. Bankers on January 4, 2008 and 750 shares of time-based restricted stock issued to Mr. Bankers on April 2, 2007.

(8)	Includes 30,562 shares issuable upon the exercise of options to purchase common stock, which Mr. Naro has the right to acquire within 60 days after the Record Date. Also includes 6,250 shares of time-based restricted stock issued to Mr. Naro on January 3, 2011, 3,000 shares of time-based restricted stock issued to Mr. Naro on January 4, 2008 and 750 shares of time-based restricted stock issued to Mr. Naro on April 2, 2007.

(9)	Includes 31,250 shares issuable upon the exercise of options to purchase common stock, which Mr. White has the right to acquire within 60 days after the Record Date. Also includes 10,000 shares of time-based restricted stock issued to Mr. White on January 3, 2011, 5,000 shares of time-based restricted stock issued to Mr. White on February 19, 2008.

(10)	Includes 23,334 shares issuable upon the exercise of options to purchase common stock, which Mr. Abbott has the right to acquire within 60 days after the Record Date. Includes 5,000 restricted stock units issued to Mr. Abbott on August 19, 2008, 12,500 restricted stock units issued to Mr. Abbott on May 13, 2009, and 9,500 restricted stock units issued to Mr. Abbott on May 12, 2010, of which 4,750 have vested, and of which 4,750 remain subject to forfeiture in accordance with the terms of the Restricted Stock Agreement.

(11)	Includes 88,334 shares of common stock, which Mr. Bradbury has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 9,500 restricted stock units issued to Mr. Bradbury on May 12, 2010, of which 4,750 have vested, and of which 4,750 remain subject to forfeiture in accordance with the terms of the Restricted Stock Unit Agreement.

(12)	Includes 23,334 shares issuable upon the exercise of options to purchase common stock, which Mr. Haire has the right to acquire within 60 days after the Record Date. Includes 9,500 restricted stock units issued to

Mr. Haire on May 12, 2010, of which 4,750 have vested, and of which 4,750 remain subject to forfeiture in accordance with the terms of the Restricted Stock Unit Agreement.

(13)	Includes 23,334 shares issuable upon the exercise of options to purchase common stock, which Mr. Kirby has the right to acquire within 60 days after the Record Date. Includes 9,500 shares of restricted stock issued to Mr. Kirby on May 12, 2010, of which 4,750 have vested, and of which 4,750 remain subject to forfeiture in accordance with the terms of the Restricted Stock Agreement.

(14)	Includes 88,334 shares of common stock that Mr. Leyendecker has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 9,500 shares of restricted stock issued to Mr. Leyendecker on May 12, 2010, of which 4,750 have vested, and of which 4,750 remain subject to forfeiture in accordance with the terms of the Restricted Stock Agreement.

(15)	Includes 52,334 shares of common stock that Ms. Pachera has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 9,500 shares of restricted stock issued to Ms. Pachera on May 12, 2010, of which 4,750 have vested, and of which 4,750 remain subject to forfeiture in accordance with the terms of the Restricted Stock Agreement.

(16)	Includes 1,667 shares of common stock that Mr. Shapiro has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 9,500 restricted stock units issued to Mr. Shapiro on November 18, 2010, of which 4,750 have vested, and of which 4,750 remain subject to forfeiture in accordance with the terms of the Restricted Stock Unit Agreement. Also includes 2,248,677 Conversion Shares and 2,850,000 shares of common stock held by Par Investment Partners LP. Mr. Shapiro is a partner of PAR Capital Management, Inc., which controls Par Investment Partners LP. Mr. Shapiro disclaims beneficial ownership of the shares held by Par Investment Partners, LP.

(17)	Includes 64,334 shares of common stock that Mr. Shlecter has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 9,500 restricted stock units issued to Mr. Shlecter on May 12, 2010, of which 4,750 have vested, and of which 4,750 remain subject to forfeiture in accordance with the terms of the Restricted Stock Unit Agreement.

(18)	Consists of 2,248,677 Conversion Shares and 2,850,000 shares of common stock. The address for Par Investment Partners, LP is 1 International Place, Suite 2401, Boston, MA 02110; address and share ownership based on Schedule 13D filed by such stockholder.

(19)	Amount includes 3,734,921 Conversion Shares. The address of FMR, LLC is 82 Devonshire Street, Boston, MA 02109; address and share ownership information based on Schedule 13G filed by such stockholder.

(20)	The address for Mr. Cuban is 5424 Deloache Avenue, Dallas, TX, 75220; address and share ownership based on Schedule 13D filed by such stockholder.

(21)	Amount includes 1,944,952 Conversion Shares. The address of Citigroup Global Markets, Inc. is 388 Greenwich Street, New York, New York 10013; address and share ownership information based on Schedule 13G filed by such stockholder.

(22)	Amount includes 1,800,000 shares of common stock. The address of Mast Capital Management, LLC is 200 Clarendon Street, 51st Floor, Boston, MA 02116; address and share ownership information based on Schedule 13G filed by such stockholder.

(23)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10222; address and share ownership information based on Schedule 13G filed by such stockholder.

(24)	The address of D.E. Shaw & Co., L.P. is 1166 Avenue of the Americas, 9th Floor, New York, New York 10036; address and share ownership information based on Schedule 13G filed by such stockholder.

(25)	This group of Officers and Directors includes Messrs. Petersen, Elsenbast, Bankers, Naro, Ritondaro, White, Abbott, Bradbury, Haire, Kirby, Leyendecker, Shlecter, Shapiro and Ms. Pachera. Includes 801,129 shares subject to options exercisable within 60 days of the Record Date and 80,250 shares of restricted stock held by the executive officers. See notes (4)-(17) above. This amount also includes 106,934 shares of common stock, options exercisable within 60 days of the Record Date and restricted stock beneficially owned by executive officers of the Company not listed in the table above.

Item 1. ELECTION OF DIRECTORS

Board of Directors and Nominees

The Company’s Certificate of Incorporation and Bylaws provide that the number of directors shall be determined from time to time by the Board of Directors but may not be less than three nor more than nine. The Board of Directors is currently composed of nine members. The Bylaws further provide for the division of the directors into three classes of approximately equal size, with directors in each class elected for a three-year term and approximately one third of the directors elected each year.

The directors nominated for election are Vikki Pachera and Edward L. Shapiro. Mr. Leyendecker has advised the Board of Directors that it is his intention not to stand for re-election, and the Board of Directors has determined that the seat currently held by Mr. Leyendecker should remain vacant. Ms. Pachera is completing the terms to which she was elected in May, 2008. Mr. Shapiro is completing the term to which he was appointed in November, 2010, and is standing for election for the first time. Prior to his appointment in November 2010, the Company contacted a number of its larger shareholders, including PAR Capital Management, Inc. to inquire whether they had an interest in suggesting a nominee for director. Following the acquisition of preferred shares in which PAR Capital Management, Inc. became an affiliate of the Company, Mr. Shapiro indicated that he would be willing to serve as a director, and his name was forwarded to the Nominating Committee by the Company. The Nominating Committee recommended that the Board elect him to fill a vacancy on the Board and the Board did so. Each nominee has indicated his or her willingness to serve and, unless otherwise instructed, Proxies will be voted in favor of such nominees. In the event that either of Mr. Shapiro or Ms. Pachera should be unable to serve as a director, it is intended that the Proxies will be voted for the election of such substitute nominee(s), if any, as shall be designated by the Board of Directors. The Company has no reason to believe that the nominees will be unavailable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

The following table sets forth certain information, as of the Record Date, with respect to the nominees for director and the continuing directors of the Company. The number of shares of common stock beneficially owned by the nominees for director and the continuing directors is set forth above under “Beneficial Ownership of Principal Stockholders and Management.”

		Principal Occupation or Employment	Year First
		for the Past Five Years and	Became
		Principal Qualifications for Serving as	Director
Name	Age	A Director of the Company	Term Expires

Nominees for director:
Vikki Pachera	51	Chief Executive Officer, The Pachera Group, an executive search firm, March 2007 to present; Chief Executive Officer, Elevation Recruiting, LLC, January 2010 to present; former Partner, Allen Austin Transearch, an executive search firm, July 2006 to March 2007; former Vice President, Global Alliances & Business Development, Hewlett-Packard Company, a technology solutions provider to consumers, businesses and institutions, May 2002 to December 2005; Vice President, Strategic Business Development, Compaq Computer Corporation, December 2000 to May 2002. The principal qualifications that led to Ms. Pachera’s selection as a director include her extensive experience in business development of technology-based businesses as well as her significant expertise in talent management and compensation matters.	2005/2011

		Principal Occupation or Employment	Year First
		for the Past Five Years and	Became
		Principal Qualifications for Serving as	Director
Name	Age	A Director of the Company	Term Expires

Edward L. Shapiro	46	Partner, PAR Capital Management, Inc., a Boston-based investment management firm specializing in investments in travel, media and Internet-related companies. Prior to joining PAR Capital in 1997, Mr. Shapiro was a Vice President at Wellington Management Company, LLP and before that an Analyst at Morgan Stanley & Co. Mr. Shapiro is also on the Trust Board for Children’s Hospital Boston. He previously served on the board of US Airways from 2005-2008. Mr. Shapiro earned his BS in economics from the University of Pennsylvania’s Wharton School in 1986 and an MBA from UCLA’s Anderson School of Management in 1990. The principal qualifications that led to Mr. Shapiro’s selection as a director include his financial expertise and extensive experience in the travel, media and related businesses.	2010/2011
Continuing Directors:
Marty Abbott	43	President, CEO and Partner/Member of AKF Consulting, LLC, a consulting firm specializing in high-growth Internet startups and high-tech public companies, May 2007 to present; Chief Operations Officer of QUIGO, an advertising technology firm, July 2005 to May 2007; Senior Vice President of Technology / Chief Technology Officer, Ebay, Inc., May 2003 to July 2005. The principal qualifications that led to Mr. Abbott’s selection as a director include his extensive experience in the development and operation of scalable technical infrastructures, and the development of Internet-based business models.	2008/2012
R. Douglas Bradbury	60	Private investor; director of Level 3 Communications, Inc. (LVLT)* a telecommunications and information services company, 2009 to present; former Executive Vice President, RCN Corporation, a provider of digital cable, telephone and high-speed Internet services, October 2003 to March 2004; former Executive Vice President of LVLT, August 1997 to January 2003; former Vice Chairman of the Board of LVLT, February 2000 to January 2003; and former Chief Financial Officer of LVLT, 1997 to 2000. The principal qualifications that led to Mr. Bradbury’s selection as a director were his extensive financial and operational experience in telecommunications companies.	1999/2012

		Principal Occupation or Employment	Year First
		for the Past Five Years and	Became
		Principal Qualifications for Serving as	Director
Name	Age	A Director of the Company	Term Expires

J. Scott Kirby	43	President, U.S. Airways Group, Inc. (NYSE:LCC)* a holding company whose business activity is the operation of a network of air carriers through its wholly owned subsidiaries, September 2006 to present; Executive Vice President, Sales and Marketing of U.S. Airways Group, Inc. and its wholly owned subsidiary, U.S. Airways, Inc. and its predecessor organization from September 2001 to September 2006; served in various executive positions with America West Airlines, October 1995 to September 2001. The principal qualifications that led to Mr. Kirby’s selection as a director include his extensive experience in the airline industry, which is affected by similar economic issues faced by the hospitality industry in which the Company operates. Mr. Kirby’s qualifications include operational and financial experience relevant to the Company.	2008/2013
John E. Haire	58	Chief Executive Officer of Parade Publications, Inc., the publisher of Parade newsmagazine, 2009 to present; President, Haire Media Ventures, a media consulting firm, January 2007 to June 2009; Special Advisor to the CEO, CNET Networks, Inc., a provider of broadcast and Internet channels covering technology and consumer electronics, June 2007 to July 2008, Executive VP, Corporate Sales and Marketing, Time, Inc., 2001 through 2005. The principal qualifications that led to Mr. Haire’s selection as a director include his extensive experience in advertising and media businesses.	2008/2012
Scott C. Petersen	55	Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Petersen joined the Company in 1987 as Senior Vice President for Corporate and Legal Affairs, was appointed Executive Vice President and Chief Operating Officer in 1991, was appointed President and Chief Executive Officer in July 1998 and became Chairman of the Board in October 2000. The principal qualifications that led to Mr. Petersen’s selection as a director include 23 years of experience as a senior officer of the Company, including 12 years as Chief Executive Officer.	1993/2013
Scott H. Shlecter	58	Investment Advisor, Morton Capital Management, a registered investment advisor, August 2009 to present, Managing Director and Portfolio Manager of Kayne Anderson Capital Advisors LP, a registered investment advisor, February 2002 to June, 2009. The principal qualifications that led to Mr. Shlecter’s selection as a director include extensive experience in analyzing the financial performance of real estate investment companies and similar entities holding significant investments in hotels. Mr. Shlecter also has the financial expertise to serve as Audit Committee chairman.	2004/2013

*	Denotes public company.

Procedures for Nominating Directors

The procedures for nominating directors, other than by the Board of Directors, are set forth in the Bylaws. Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary of the Company at the Company’s principal office. Such notice must be received not less than 75 nor more than 105 days prior to the date on which, in the immediately preceding calendar year, the Company’s Annual Meeting of Stockholders for such year was held; provided, however, that in the event the date of the Annual Meeting is changed by more than 30 days from such anniversary date, such stockholder’s notice must be received by the Secretary of the Company no later than 10 days after notice or prior public disclosure of the Meeting is first given or made to stockholders. The stockholder’s notice must be in writing and must set forth as to each proposed nominee all information relating to such person that is required to be disclosed in solicitations of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, but not limited to, such person’s written consent to being named in the Proxy Statement as a nominee and to serve as a director, if elected. The stockholder notice must also set forth the name and address of the nominating stockholder. If the stockholder fails to comply with the above provisions, then the Chairman of the Meeting may declare that the nomination was not made in accordance with the procedures prescribed by the Bylaws and the defective nomination may be disregarded. The Company has also adopted policies for director nominations, as described below under “Nomination of Directors.”

Corporate Governance and Committees of the Board of Directors

The Board of Directors met eighteen times during 2010. Each of the persons who were directors of the Company during 2010 attended at least 75% of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which he or she served; in the case of Mr. Shapiro, commencing on the date of his appointment as a director. The Company encourages directors to attend the Company’s annual meeting. All of the members of the Board of Directors attended the annual meeting held in May 2010.

Independence

The Board of Directors has determined that Directors Abbott, Bradbury, Haire, Kirby, Leyendecker, Pachera, and Shlecter are each “independent,” as such term is defined by the NASDAQ listing standards. The Board of Directors has determined that Mr. Shapiro is not considered “independent” for the purpose of service on the Audit Committee because, in accordance with the requirements of section 10A(m)(3)(ii) of the Securities Exchange Act of 1934, he could be deemed to be an affiliate of the Company because of his position as a partner of PAR Capital Management, Inc., which controls Par Investment Partners LP, the owner of approximately 16.85% of the Company’s capital stock. Notwithstanding Mr. Shapiro’s inability to serve as a member of the Audit Committee, in the opinion of the Company’s Board of Directors, Mr. Shapiro’s indirect beneficial ownership of the Company’s securities would not interfere with the exercise of independent judgment in carrying out the responsibilities of a director, including for the purpose of service on the Company’s Compensation Committee.

Committees

The Company has standing audit, governance and nominating, and compensation committees of the Board of Directors. The Audit Committee of the Board of Directors is composed of four non-employee directors who are financially literate in financial and auditing matters and are “independent,” as such term is defined by the NASDAQ listing standards. The Audit Committee of the Board of Directors is composed of Messrs. Bradbury (Chair), Kirby, Leyendecker, and Shlecter. The Audit Committee provides assistance to the Board of Directors in satisfying its responsibilities relating to accounting, auditing, and financial reporting requirements of the Company. The Audit Committee also appoints the independent registered public accounting firm to conduct the annual audit of the Company’s financial statements, oversees the activities of the independent registered public accounting firm and confers with them prior to the release of quarterly earnings. In addition, the Audit Committee meets regularly with the Company’s internal auditor, evaluates annually the performance of the Company’s internal audit function, and reviews and discusses with the internal auditor and independent registered public accounting firm the internal audit plan, activities, responsibilities and staffing of the internal audit organization. The Board of Directors has adopted a written charter for the Audit Committee, which is available at the Company’s website at http://www.lodgenet.com. The Audit Committee met twelve times during 2010. For further information regarding the Audit Committee, see “Report of the Audit Committee.”

The Compensation Committee of the Board of Directors is composed of Ms. Pachera (Chair) and Messrs. Abbott, Haire and Shapiro. Ms. Pachera and Messrs. Abbott, Haire and Shapiro are “independent,” as such term is defined by the NASDAQ listing standards. See the discussion of Mr. Shapiro’s independence set forth in Independence, above. The Compensation Committee is responsible for establishing compensation policies, for setting compensation levels for the Company’s executive officers and serves as independent and disinterested administrators of the Company’s 1993 Stock Option Plan and the Company’s 2003 Stock Option and Incentive Plan. The Compensation Committee met four times during 2010. The Board of Directors has adopted a written charter for the Compensation Committee, which is available at the Company’s website at http://www.lodgenet.com. For a description of the functions of the Compensation Committee, see “ELECTION OF DIRECTORS — Executive Compensation — Compensation Committee Report.”

The Governance and Nomination Committee (the “Governance Committee”) of the Board of Directors is composed of Mr. Shlecter (Chair), Mr. Bradbury and Ms. Pachera, each of whom is considered “independent”, as such term is defined by the NASDAQ listing standards. The Governance Committee oversees corporate governance and Board membership matters and provides assistance to the Board of Directors in any matter involving governance and Board membership issues. The Governance Committee also works with the Company and the Company’s compliance officer on issues concerning the Company’s Code of Business Conduct and Ethics and the Company’s Non-Retaliation Policy. The Governance Committee met four times during 2010. The Board of Directors has adopted a written charter for the Governance Committee, which is available at the Company’s website at http://www.lodgenet.com.

Leadership Structure

The Chief Executive Officer of the Company also acts as the Chairman of the Board of Directors. The Board of Directors has determined that the size of the Company and the nature of its business make the appointment of an independent chairman less efficient and more expensive. The Board of Directors has, however, designated the Chair of the Governance Committee as the Lead Director to perform the following functions, which are designed to ensure that the independent directors play an active role in corporate governance. The Lead Director is responsible for (a) setting the agenda for and leading executive sessions of the independent directors (which are held on a regular basis); (b) briefing the CEO on issues arising in the executive sessions; (c) collaborating with the CEO in the setting of Board agendas; (d) seeking agenda items from other independent directors; (e) facilitating discussion among the independent directors on key issues and concerns outside of Board Meetings, (f) serving as a non-exclusive conduit to the CEO of views, concerns, and issues of the independent directors; (g), calling meetings of the independent directors, and (h) suggesting that the Chairman of the Board call full Board meetings when appropriate.

Risk Oversight

While the Board has overall responsibility for risk oversight, the charters of each Committee specify the areas of responsibility of the Committee with respect to risk oversight. For example, the Audit Committee is charged with periodic review with management and the independent accountants of any significant business risks and exposures of the Company and management’s steps to mitigate them. Similarly, the Compensation Committee is charged with considering whether any aspects of the Company’s compensation plans encourage or incentivize participants to take excessive risks, and the Governance Committee is responsible for oversight and administration of the Company’s Code of Business Conduct and Ethics, and also for periodically reviewing the role of the Board and of Committees in overseeing risk.

Nomination of Directors

The Governance Committee may, at its discretion, retain a third-party executive search firm to identify candidates for nomination as directors. A stockholder who wishes to recommend a prospective nominee for the Board of Directors should send a letter to the attention of the Company’s General Counsel or the Chair of the Governance Committee, addressed to the Company. The letter should include whatever supporting material the stockholder considers appropriate. Stockholders may also follow the procedure set forth under “ELECTION OF DIRECTORS — Procedures for Nominating Directors.”

Once the Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to or known by the Governance Committee, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the following factors:

•	the need for additional Board of Director members to fill vacancies or expand the size of the Board; and

•	the likelihood that the prospective nominee can satisfy the evaluation factors described below.

If the Governance Committee determines (in consultation with the independent directors and the Chairman of the Board, as appropriate) that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience on its own or through the third-party search firm. The Governance Committee then evaluates the prospective nominee against the standards and qualifications it determines are necessary, including his or her:

•	experience in the Company’s core business or ancillary markets, in markets targeted by the Company for future expansion, in foreign markets, or in complex business strategy or operations;

•	ability to represent the interests of the stockholders of the Company;

•	standards of integrity, commitment and independence of thought and judgment; and

•	ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties.

The Governance Committee also considers such other relevant factors as it deems appropriate, including:

•	the current composition of the Board of Directors, and the extent to which the prospective nominee would contribute to the diversity, range of talent, skill and expertise appropriate for the Board of Directors;

•	the need for Audit Committee, Compensation Committee or Governance Committee expertise; and

•	the evaluations of other prospective nominees.

If the Governance Committee determines an interview is warranted based on this evaluation, one or more members of the Governance Committee (and others as appropriate) interview the prospective nominee in person or by telephone. Finally, after completing this evaluation and interview, the Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance Committee. The same standards and processes are applied to nominees identified by the Governance Committee, the search firm or stockholders.

Communications With Board

Stockholders and other parties interested in communicating directly with the Board of Directors or independent directors as a group may do so by writing to the Governance Committee at the Company.

The Company’s legal department, with the assistance of outside counsel, reviews letters received by the Company and addressed to members of the Board of Directors and maintains a log of all such correspondence. A summary of all such correspondence and copies of all correspondence that deals with the functions of the Board of Directors or its committees or that otherwise requires their attention, except correspondence which is frivolous or duplicative, is forwarded to the directors. Directors may at any time review the log of all correspondence received by the Company that is addressed to members of the Board of Directors and request copies of any such correspondence.

In addition, any concerns relating to accounting, internal controls or auditing matters are forwarded to the Audit Committee for handling in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all of our employees, officers and directors, including the Chief Executive Officer, Chief Financial Officer, principal accounting officer and other senior officers of the Company. The Code, as applied to our principal financial officers, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. The Code is posted on our website at http://www.lodgenet.com. You may request copies, which will be provided free of charge, by writing to Corporate Secretary, LodgeNet Interactive Corporation, 3900 West Innovation Street, Sioux Falls,

SD 57107. We intend to promptly disclose future amendments of our Code, and any waivers of provisions of the Code required to be disclosed under the rules of the SEC or NASDAQ, on our website.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, the Board of Directors has implemented a policy of conducting executive sessions of independent directors in connection with each regularly scheduled Board meeting. The Chair of the Governance Committee has been designated the “Lead Director” and presides over such executive sessions.

Director Compensation

For the 2010 calendar year, the Board of Directors adopted the following compensation program for non-employee directors, which continued a policy adopted in 2008 to reduce Director compensation by 20% from previous years in light of the economic conditions faced by the Company. Non-employee directors received $16,000, payable in four quarterly installments. In addition, each non-employee director received $1,200 for each committee meeting attended in person and $400 for each committee meeting attended by teleconference. Committee chairs received an additional annual fee of $4,000, and the Audit Committee “financial expert” received an additional annual fee of $4,000. The non-employee directors also receive reimbursement for travel and related expenses for attendance at Board of Directors and Committee meetings. In 2010, the non-employee directors received 9,500 shares of restricted stock or restricted stock units, one half of which vested on the date of the grant and one half of which vested on the first anniversary of the grant, and an option to purchase 5,000 shares of the Company’s stock at fair market value on the date of the grant. One third of this option vested on the date of the grant, with one third to vest on the first anniversary of the date of the grant, and the final third to vest on the second anniversary of the date of the grant. The non-employee directors also had the right to elect to defer the receipt of cash and stock compensation in accordance with the provisions of the Company’s 2006 Non-Employee Directors Fee Plan.

The Board of Directors will determine the type and level of its annual equity-based compensation at its June 2011 meeting.

The following table shows the compensation and expense reimbursement paid to each non-employee director during 2010:

2010 Director Compensation

	Fees				Change in Pension
	Earned or			Non-Equity	Value and Nonqualified
	Paid in	Stock		Incentive Plan	Deferred Compensation	All Other
	Cash	Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)	($)(2)	($)	($)(3)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Abbott, Marty	23,200	53,865	22,800	—	—	—	99,865
Bradbury, R. Douglas	39,200	53,865	22,800	—	—	—	115,865
Haire, John E.	—	53,865	22,800	—	23,200	—	99,865
Kirby, J. Scott	24,400	53,865	22,800	—	—	—	101,065
Leyendecker, R. F.	26,400	53,865	22,800	—	—	—	103,065
Pachera, Vikki	31,600	53,865	22,800	—	—	—	108,265
Shapiro, Edward	—	26,220	11,150	—	—	—	37,370
Shlecter, Scott	35,600	53,865	22,800	—	—	—	112,265

(1)	The amounts in this column represent the aggregate grant date fair value of the restricted stock or restricted stock units computed in accordance with FASB ASC TOPIC 718. With the exception of Mr. Shapiro, each director received 9,500 shares of restricted stock or 9,500 restricted stock units in May 2010, one half of which vested on the date of the grant and one half of which will vest on the first anniversary of the grant. Each award had an aggregate grant date fair value of $53,865. Mr. Shapiro received 9,500 restricted stock units on his appointment to the Board in November 2010, at which time his grant had a fair value of $26,220. The detailed methodology for computing these amounts is set forth in Note 12 to the Company’s financial statements as of

December 31, 2010, which can be found on pages F-25 through F-28 of the Company’s annual report on Form 10-K for the year ended December 31, 2010, which was filed with the Securities Exchange Commission on March 14, 2011. There were no shares forfeited by the directors in 2010. The aggregate number of outstanding restricted stock awards held by each non-employee director as of December 31, 2010 consisted of 4,750 shares of restricted stock or restricted stock units.

(2)	The amounts in this column represent the aggregate grant date fair value of the option awards in accordance with FASB ASC TOPIC 718. Each director, with the exception of Mr. Shapiro, received options to acquire 5,000 shares of stock in 2010 at a price equal to the closing price of the common stock on the date of the grant in May, 2010, at which time the grants had a fair value of $22,800. Mr. Shapiro received an award of 5,000 stock options upon his appointment as a director in November 2010 at a price equal to the closing price of the common stock on the date of the grant in November, 2010, at which time the grants had a fair value of $11,150. The detailed methodology for computing these amounts is set forth in Note 12 to the Company’s financial statements as of December 31, 2010, which can be found on pages F-25 through F-28 of the Company’s annual report on Form 10-K for the year ended December 31, 2010, which was filed with the Securities Exchange Commission on March 14, 2011. There were no shares forfeited by the directors in 2010. The aggregate number of outstanding option awards held by each non-employee director as of December 31, 2010 was as follows: Mr. Abbott: 25,000; Mr. Bradbury: 90,000; Mr. Haire: 25,000; Mr. Kirby: 25,000; Mr. Leyendecker: 90,000; Ms. Pachera: 54,000; Mr. Shapiro: 5,000; and Mr. Shlecter: 66,000.

(3)	Represents fees deferred pursuant to the 2006 Non-Employee Directors Fee Plan.

In May 2008, the Company adopted stock ownership guidelines for the Company’s non-employee directors pursuant to which each non-employee director is expected to acquire over the following five years, if not before, common stock of the Company with a value equal to four times the annual retainer paid to such director. With the exception of Messrs. Abbott and Kirby, who were first appointed as directors in August, 2008, and Mr. Shapiro, who was first appointed as a director in November 2010, all of the directors met this requirement as of December 31, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any persons holding 10% or more of the common stock are required to report their ownership of common stock and any changes in that ownership to the Securities and Exchange Commission (the “SEC”) and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. To the Company’s knowledge, based solely upon a review of copies of such reports received by the Company which were filed with the SEC from January 1, 2010 through the Record Date, and upon written representations from such persons that no other reports were required, the Company has been advised that all reports required to be filed under Section 16(a) have been timely filed with the SEC.

Executive Officers

Set forth below is certain information concerning the Company’s executive officers, and their ages, as of the date of this proxy statement:

Name and Position	Age

David M. Bankers, Senior Vice President, Product and Technology Development	54
Frank P. Elsenbast, Senior Vice President, Chief Financial Officer	45
Gary L. Kolbeck, Vice President, General Manager of LodgeNet Healthcare	43
James G. Naro, Senior Vice President, Legal and Human Resources, General Counsel	57
Scott C. Petersen, Chairman of the Board, President and Chief Executive Officer	55
Steven R. Pofahl, Senior Vice President, General Manager of LodgeNet Broadband	51
Derek S. White, Senior Vice President, President, Interactive and Media Networks	50

David M. Bankers has served as the Company’s Senior Vice President, Product and Technology Development since December 1998. Mr. Bankers joined the Company in 1989 as Director of Information Systems and was appointed Vice President of Corporate Technologies in 1992.

Frank P. Elsenbast has served as the Company’s Chief Financial Officer since April 2010. Prior to joining the Company, Mr. Elsenbast served as Chief Financial Officer of ValueVision Media, Inc., d/b/a ShopNBC, a multichannel electronic retailer, from 2000 to 2010.

Gary L. Kolbeck has served as the General Manager of LodgeNet Healthcare since August 2008. Prior to assuming leadership of the Company’s healthcare business. Mr. Kolbeck served in a number of engineering capacities in the Company since May, 1990.

James G. Naro has served as the Company’s Senior Vice President, Legal and Human Resources, General Counsel since August 2008. Prior to that time, he served as Senior Vice President, General Counsel since June 2006. Prior to joining the Company, Mr. Naro served as Vice President, General Counsel and Secretary of Digital Angel Corporation from March 2005 through June 2006. From 2001 to June 2004, Mr. Naro was Senior Vice President and, from 1995 to 2004, General Counsel and Secretary, of DIRECTV Latin America, LLC, a provider of pay television services in Latin America and the Caribbean.

Scott C. Petersen is the Company’s Chairman of the Board, President and Chief Executive Officer. Please see Mr. Petersen’s biographical information set forth above.

Steven R. Pofahl has served as Senior Vice President and general manager of the Company’s broadband business since 2010. Prior to assuming responsibility for the broadband business, Mr. Pofahl served as Senior Vice President, Technical Operations. Mr. Pofahl has been an employee of the Company since 1989.

Derek S. White has served as a Senior Vice President of the Company and as President of the Company’s Interactive and Media Networks division since 2010. He has also served as President of The Hotel Networks, a wholly owned subsidiary of the Company, since February 2008. Prior to joining the Company, Mr. White served as Executive Vice President of Alloy, Inc., a NASDAQ-listed company providing targeted media and marketing services, from November, 2001 through February 2008.

Compensation Discussion and Analysis

Introduction

The Company is the largest provider of interactive media and connectivity solutions to the hospitality industry in the United States, Mexico and Canada. As of December 31, 2010, the Company provided interactive television and other services to approximately 1.8 million hotel rooms. Within that customer base, the Company also provides cable television programming, broadband Internet, and advertising media solutions. In addition, the Company sells and operates interactive television systems that provide on-demand patient education, information and entertainment to healthcare facilities throughout the United States.

The Company recruits executive talent from a broad marketplace, competing with other companies for a variety of disciplines and experience. In order to be competitive for executives in the broad market, the Compensation Committee of the Board of Directors (the “Compensation Committee”) believes that the compensation programs for the Company’s executive officers need to be designed to attract, retain and motivate high-caliber executives. More specifically, the Compensation Committee’s objectives are to:

•	offer a total compensation opportunity, including base salary, annual incentive bonus and long-term equity, that takes into consideration the compensation practices of other similarly-sized companies with which the Company competes for executive talent;

•	provide an overall compensation opportunity sufficient to attract executives to Sioux Falls, South Dakota, where the Company’s headquarters are located, and to retain them.

•	consider whether any aspects of the Company’s compensation plans encourage or incentivize participants to take excessive risks;

•	provide equity-based, long-term incentives to align the financial interests of the executive officers with those of our stockholders; and

The specific compensation principles, components, and decisions designed to achieve these objectives are discussed in more detail below.

Oversight of Executive Compensation

The executive compensation program is administered by the Compensation Committee. The role of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of our executive officers and employees. The specific responsibilities of the Compensation Committee related to executive compensation include:

•	Approving compensation plans for the CEO and executive officers, including

•	Base salary,

•	Annual incentive bonus target opportunities, goals, and payouts,

•	Equity compensation grants,

•	Employment agreements and severance provisions, and

•	Any other benefits or employment arrangements for executives.

•	Approving equity grants and administering the 2003 Stock Option and Incentive Plan.

•	Reviewing this Compensation Discussion and Analysis and recommending its inclusion in the Company’s Proxy Statement.

The Compensation Committee also recommends director compensation to the Board of Directors.

More information about the Committee’s structure, roles and responsibilities, and related matters can be found under Corporate Governance and Committees of the Board of Directors, above.

Executive Compensation Philosophy and Core Principles

The Company’s compensation structure is designed to attract, retain and motivate high-performing executives. The Company’s general compensation philosophy is that annual cash compensation should vary based on achievement of financial (such as net income, cash flow generation and new revenue growth) and non-financial (such as strategic and operational, team and individual) performance objectives, and that long-term incentive compensation should be closely aligned with stockholders’ interests through the use of equity awards tied to service and performance. The Company’s compensation philosophy places a significant portion of compensation at risk based on the performance of the Company and the individual, increasing the portion at risk with the increasing responsibility level of the executive.

More specifically, the guiding principles of the Company’s compensation plan design and administration are as follows:

•	Provide a total compensation package that is competitive with the market for talent.

•	Make executive compensation dependent on Company performance with emphasis on incentive pay.

•	Provide compensation that rewards superior individual performance, taking into consideration the overall performance and economic condition of the Company.

•	Increase target bonus opportunities and equity grants as a percentage of total pay with increasing levels of responsibility in the organization.

•	Ensure the total compensation package is aligned with the interest of our stockholders.

•	Manage to clear guidelines on each compensation element (base pay, executive incentive pay and equity awards), but provide the Compensation Committee with the flexibility to make final decisions regarding the CEO and other executive officers based on factors such as experience, contribution to business success, retention needs and extraordinary extenuating circumstances.

•	Align the compensation of each executive with both the near-term financial performance of the Company based on its annual budget as well as on its long-term shareholder value creation in a manner that does not encourage executives to engage in transactions involving excessive levels of risk.

Compensation Committee Process

When making individual executive compensation decisions, the Compensation Committee takes many factors into account, including market pay data as well as the geographic location of the Company or the geographic location of the relevant position, each individual’s skill, experience, and impact on the organization, and any retention or recruitment considerations. The Compensation Committee takes into consideration the CEO’s input and recommendations when evaluating these factors relative to the executive officers other than the CEO.

All decisions relating to the CEO’s pay are made by the Compensation Committee in executive session, without management present. In assessing the CEO’s pay, the Compensation Committee considers the performance of the Company, the CEO’s contribution to that performance, and other factors as mentioned above in the same manner as for any other executive. The Compensation Committee approves the CEO’s salary, payment of any applicable incentive plan compensation (consistent with the terms of the plan as described below) and long-term incentive awards.

The Compensation Committee periodically evaluates the competitive market for pay for the Company’s executives with the assistance of outside professional services firms engaged by the Compensation Committee, as needed. As each of the Company’s executives reports to the CEO, the CEO assists the Compensation Committee in considering changes to such executive’s compensation in order to take into consideration performance, changes to job responsibilities and other factors with which the CEO is most familiar. In light of the significant changes to the Company as a result of the On Command and StayOnline acquisitions, in August 2007, the Compensation Committee engaged Mercer Human Resources Consulting (“Mercer”) to review the Company’s executive compensation program and provide guidance to the Compensation Committee in setting 2008 compensation. The study presented a comparative analysis of our Named Executive Officers relative to compensation market data from targeted peer companies and Mercer’s Compensation Database. Typically, the Compensation Committee considers the market median compensation levels for comparable positions as a starting point and then evaluates compensation based on individual performance, roles and experience as well as other market based factors. However, the Company has not conducted an evaluation similar to that completed for 2008 because the Company has generally not adjusted the base compensation for any of its Named Executive Officers from the level established in 2008 in light of the Company’s operating results and general wage freeze during the economic recession of 2008 through 2010. Nevertheless, when making a new executive hire, the Compensation Committee informally obtains current market data to ensure that the Company is offering a compensation package sufficient to attract highly qualified and competent executives.

The specific peer companies used by the Company to evaluate market pay positioning for the CEO and the other Named Executive Officers at the time of the Mercer study, which were used in determining the salary adjustments made in January 2008, included:

•	Earthlink, Inc.	•	Mediacomm Communications Corporation
•	Netflix, Inc.	•	Navarre Corporation
•	RCN Corporation	•	Gemstar-TV Guide International, Inc.
•	United Online, Inc.	•	Akamai Technologies, Inc.
•	Real Networks, Inc.	•	CNET Networks, Inc.
•	Openwave Systems, Inc.	•	Playboy Enterprises, Inc.
•	Knology Inc.	•	TIVO Inc.

Each of these peer companies was selected by the Compensation Committee in consultation with Mercer because at the time such analysis was performed, its revenues were comparable to the Company; each was publicly traded at that time; and each was involved in industries related to the Company, including cable and pay television services, Internet companies, and communications companies.

Compensation Components

The four major components of the Company’s executive officer compensation are:

•	Base salary;

•	Performance-based annual bonus, which is paid in cash;

•	Periodic grants of long-term equity-based incentives, and

•	Other supplemental benefits.

Base Salary

The Company’s philosophy is that base salaries should meet the objective of attracting, recruiting and retaining the executive talent needed to run the business. The base salary is generally targeted at market median level with periodic increases for each executive taking into account the individual’s level of responsibility, skill, experience, and performance as well as other market data. In late 2007, following the completion of the On Command transaction, Mercer was asked to review the base compensation of each Named Executive Officer in light of the transactions and as compared with the data from the peer group described above and the Mercer Compensation Database. As a result of this analysis, Mercer concluded that the pre-acquisition base compensation of Mr. Petersen was significantly below that of chief executive officers of comparably sized companies and the Peer Group, and based on Mercer’s recommendation, Mr. Petersen’s base salary was increased in 2008 to the minimum base compensation paid by comparable companies. Mercer also considered the compensation paid to each of the other executive officers of the Company and concluded that in each case, their compensation was in line with market comparables at that time.

The multiple of the CEO’s base compensation compared to the base compensation of other senior executives of the Company in 2010 was approximately 2.3 times, which the Compensation Committee deemed to be reasonable. From 2007 through 2010, the multiple of the CEO’s base compensation compared to the base compensation of other senior executives of the Company ranged from 1.7 to 2.3 times the average base salary of the other senior executives.

As part of a Company-wide plan to control operating expenses during the current economic downturn, none of the executive officers of the Company (with the sole exception of Mr. White, who received a salary adjustment in connection with the assumption of additional responsibilities) received base salary adjustments for 2009 or 2010. No decision has been made as of this date to adjust executive base compensation in 2011. Such decision, if made, will take into account the Company’s performance and the extent of the economic recovery.

Base salary adjustments can affect the value of other compensation elements. For example, a higher base salary will result in a higher annual incentive award in dollar terms, assuming the same level of achievement against goals. Base salaries also affect the level of severance and change in control benefits for all of the Named Executive Officers, as discussed below.

In March 2009, the Company implemented a furlough program which required that each employee take a specified amount of unpaid time off (or surrender an equivalent number of vacation days) ranging from three days for most employees to eight unpaid days for the Named Executive Officers other than the CEO and ten days for the CEO. The purpose of the furlough program was to reduce operating expenses during the first quarter of 2009 to assist the Company in maintaining its compliance with the covenants contained in its bank credit facility. In January 2011, the Company implemented a program suspending vacation accruals for all employees. The amount of accrued vacation ranges from three days for most employees to eight days for the Named Executive Officers other than the CEO and ten days for the CEO. The purpose of this program was to reduce operating expenses during 2011 to assist the Company in meeting its operating expense targets while maintaining its compliance with the covenants contained in its bank credit facility.

Bonus Plans

Recent Bonus History

Given the deteriorating economic conditions that existed in 2008, the Company failed to achieve the minimum targets set under the Company’s 2008 Incentive Compensation Plan, so the Compensation Committee determined that no payouts were appropriate under the 2008 Plan.

In light of the continued difficult economic environment in 2009 and the Company’s need to control expenses, partly to ensure that the Company remained in compliance with the covenants contained in its credit facility, the Compensation Committee decided not to establish a bonus program for 2009, and no bonus payments were made to the Named Executive Officers for the fiscal year ended December 31, 2009. While the Compensation Committee determined that the performance of the management team in 2009 was commendable in light of the economic conditions facing the Company, the Committee considered it inadvisable to award management bonuses at a time when base compensation for all employees was frozen and while the Company was continuing to manage its affairs in a manner to maintain ongoing compliance with financial covenants.

2010 Incentive Compensation:

In light of the fact that employees received no base compensation adjustments in 2009 or 2010, and in light of the fact that no management bonuses were paid with respect to 2008 or 2009, the Compensation Committee established a broad-based cash bonus opportunity for all employees for 2010, including the Named Executive Officers and other management-level employees. The program established a minimum threshold of $125.5 million in adjusted operating cash flow (“AOCF”) for 2010, which was the target AOCF included in the Company’s 2010 operating plan. AOCF is defined as operating income (prepared in accordance with GAAP), exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries. The Company’s AOCF for the year ended December 31, 2009 was $124.3 million.

If the Company exceeded the minimum AOCF threshold of $125.5 million, a portion of the AOCF in excess of the target was to be allocated to a compensation pool, which would have been allocated to the payment of incentive compensation to all eligible participants, including the Named Executive Officers. The aggregate amount to be allocated to the compensation pool would have been determined as follows:

	Excess Over 2010 Operating	Aggregate amount to be allocated
2010 AOCF Attainment	Plan	to Bonus Pool

$126.5 million	.8%	$500,000
$127.5 million	1.6%	$1 million
$128.5 million	2.4%	$1.5 million
$129.5 million	3.2%	$2.0 million
$130.5 million	4.0%	$2.4 million
$131.5 million	4.8%	$2.8 million
$132.5 million	5.6%	$3.2 million
$133.5 million	6.4%	$3.6 million
$134.5 million	7.2%	$4.0 million
$135.5 million	8.0%	$4.3 million
$136.5 million	8.8%	$4.6 million
$137.5 million	9.6%	$4.9 million
$138.5 million	10.4%	$5.2 million

The first $1.5 million dollars allocated to the pool was to be used to provide all eligible employees with an amount comparable to what would have been received as base compensation adjustments at a rate of approximately 3.4% of base compensation for most employees, 3% of base compensation for vice presidents, and 2.5% for the CEO and senior vice presidents, which included the other Named Executive Officers. Amounts allocated to the bonus pool in excess of $1.5 million were to be used to pay incentive bonuses to management employees, which in the case of the CEO would be a target incentive equal to 70% of base compensation, and in the case of each Named Executive Officer other than the CEO, a target incentive equal to 45% of base compensation. If AOCF exceeded $135.5 million, individual payouts could exceed the target percentages. The Compensation Committee believed that such a level of compensation would be reasonable, as the generation of AOCF in excess of $10 million beyond the level set forth in the 2010 operating plan would be a significant achievement in the current economic environment, justifying compensation in excess of targeted amounts. The objective of this plan was to align actual compensation with the near-term business performance of the Company in achieving financial and non-financial objectives.

As the Company did not achieve the minimum targeted AOCF, no payouts were made pursuant to this plan with respect to 2010.

While no payouts were made in accordance with this plan, Mr. Elsenbast will receive a $75,000 minimum bonus pursuant to his offer letter and his employment agreement dated February 25, 2010 and Mr. White will receive bonus payments totaling $86,750 pursuant to a separate incentive program in effect for select employees of our subsidiary, The Hotel Networks, Inc., based on the achievement of revenue, cash flow and other strategic and financial targets of that subsidiary.

Long-Term Incentives

Generally, the Compensation Committee makes the award of long-term incentives at the beginning of each year, and generally has determined the size of the grant based on its value as a targeted percentage of the executive’s base salary, taking into consideration the relative performance of the executive and the Company as a whole. The type of awards (stock options, time-based restricted stock or performance-based restricted stock) varies from time to time based on factors considered relevant by the Compensation Committee, including, without limitation, factors such as the financial and personal performance, scope of responsibilities the impact of the awards on the Company’s financial statements, and grant practices of similar companies. In 2009, the Compensation Committee retained the services of Farient Advisors to advise the Compensation Committee on long-term incentive compensation. Based on the advice received, in January 2010 and 2011, the Company issued stock options to the Named Executive Officers. However, given the decrease in the Company’s stock price, the amounts of each grant were based on the relative size of the grants in previous years and the number of shares available for issuance under the Plan rather than on a targeted percentage of the executive’s base salary. The amount of stock options awarded to each of the Named Executive Officers in 2010 and 2011 is as follows:

Name	Options Granted in 2010		Options Granted in 2011

Scott C. Petersen, CEO(4)	90,000	(1)	45,000	(3)
Frank P. Elsenbast, CFO(5)	30,000	(2)	15,000	(3)
David M. Bankers(6)	15,000	(1)	5,000	(3)
James G. Naro(7)	25,000	(1)	12,500	(3)
Derek S. White(8)	30,000	(1)	20,000	(3)

(1)	All 2010 options, except those granted to Mr. Elsenbast, were awarded on January 4, 2010 based on a closing stock price of $5.40.

(2)	Mr. Elsenbast’s 2010 award was granted on April 19, 2010 upon the commencement of his employment with the Company. These option shares have a price of $6.78 based on the closing stock price on the day prior to the grant date.

(3)	All 2011 options were awarded on January 4, 2011 based on a closing price of $4.36 on the date of the grant.

(4)	Mr. Petersen’s grant of option shares in January 2010 and the 2011 grants of option shares and the time-based restricted stock referred to below reflected the level recommended by Farient Advisors in its report to the Compensation Committee in February 2009.

(5)	Mr. Elsenbast’s 2011 grant levels reflected the Compensation Committee’s judgment as to his performance as CFO and his level of responsibility relative to other senior executives of the Company.

(6)	Mr. Bankers’ 2010 and 2011 grant levels reflected the Compensation Committee’s judgment as to his performance as SVP Product & Technology Development, and his level of responsibility relative to other senior executives of the Company. Additionally, Mr. Bankers’ 2010 grant level was within the range recommended by Farient Advisors in its February 2009 report to the Compensation Committee.

(7)	Mr. Naro’s 2010 and 2011 grant levels reflected the Compensation Committee’s judgment as to his performance as Senior Vice President, Legal and Human Resources and General Counsel and his level of responsibility relative to other senior executives of the Company. Mr. Naro’s 2010 and 2011 grant levels were within the range recommended by Farient Advisors in its February 2009 report to the Compensation Committee.

(8)	Mr. White’s 2010 and 2011 grants were based on the Compensation Committee’s judgment as to his performance and level of responsibility relative to other senior executives of the Company. Additionally, the grant level was within the range recommended by Farient Advisors in its February 2009 report to the Compensation Committee.

Stock options generally have a term of ten years and vest in four equal installments on the first, second, third and fourth anniversaries of the grant date. The time-based restricted stock grants vest over four years, 50% at the end of the third year and 50% at the end of the fourth year and are intended to encourage employee retention.

In addition to the option grants set forth above, the Named Executive Officers each received a grant of time-based restricted stock in January, 2011 in the following amounts:

2011 Restricted
Name	Stock Award

Scott C. Petersen, CEO	22,500
Frank P. Elsenbast, CFO	7,500
David M. Bankers	2,500
James G. Naro	6,250
Derek S. White	10,000

Other Supplemental Benefits

In addition to the above compensation elements, the Named Executive Officers receive a cash stipend for the individual purchase of any additional supplemental benefits or perquisites they may elect to purchase. The value of each of these supplemental executive benefits is reflected as “Other Compensation” in the Summary Compensation Table below.

Employment Agreements

The Company has entered into employment agreements with each of the Named Executive Officers in order to provide the Company with stability in its leadership and to ensure a long-term commitment by its leaders, which are described in more detail below.

Severance Upon Change-In-Control (CIC)

The CIC protection is intended to give the Named Executive Officers reasonable assurance of a long-term employment opportunity, to enable them to have a balanced perspective in making overall business decisions, and to be competitive within overall market practices. These provisions provide for specified payments and other benefits if the officer’s employment is terminated by the Company or its successor during the period beginning six months prior to the effective date of a CIC of the Company and ending 24 months after a change in control. CIC payments are not made if the termination is for cause, mandatory retirement, disability or death. CIC payments may also be required if the officer leaves for good reason because of significant changes in the officer’s compensation, title, or job responsibilities following the change in control.

If a severance payment following a CIC is required, the officer receives:

•	In the case of the Named Executive Officers, two and one-half times the highest rate of the officer’s annual base salary in effect prior to the change in control;

•	In the case of the CEO, but not the other Named Executive Officers, two and one-half times his target annual bonus for the bonus plan year in which the termination occurs;

•	In the case of the Named Executive Officers other than the CEO, any unpaid target annual bonus prorated for the number of days in the year up to the termination;

•	Health care benefits and group term life insurance for up to 18 months; and

•	Full tax gross-up if any payments received by the officer following a change in control will be subject to the excise tax imposed by Section 4999 or Section 409A of the Internal Revenue Code.

In addition, the agreements related to CIC provide that in the event of a change in control of the Company, all outstanding stock options held by the officer become immediately exercisable, and continue to be exercisable for the lesser of (a) the remaining term of the option or (b) for four years following the date of termination. Any time-based or performance-based restricted stock units fully vest.

Severance Upon Termination Other than Following a Change in Control

Each of the Named Executive Officers is eligible to receive severance benefits upon termination in situations other than following a change in control as well, unless the termination is for cause, is because of the death or disability of the executive, or the executive quits voluntarily. The severance payments for termination by the

Company without cause or an election by the Company not to allow the automatic renewal of the employment agreement include:

•	For the CEO, two times the annual base salary and bonus;

•	For Mr. Bankers, base salary increased by twenty percent to compensate for lost benefits (the “Adjusted Base Salary”) for a period of twenty four months;

•	For Messrs. Elsenbast and Naro, Adjusted Base Salary for a period of eighteen months.

•	For Mr. White, Adjusted Base Salary for a period of twelve months.

In addition, for termination by the Company without cause, or upon death or disability:

•	For the CEO, a pro rata portion of the greater of the preceding year’s bonus or the bonus that would have been earned for the current year under any bonus program in which the CEO is participating at the time.

•	For the Senior Vice Presidents, a pro rata portion of the target bonus that would have been earned for the current year under any bonus program in which the Senior Vice President is participating at the time.

Because the Company made no payouts pursuant to the 2010 bonus plan and the Company did not establish a bonus plan for 2009, none of the Named Executive Officers would have received a pro rata bonus as part of a severance payment in 2010.

The following table sets forth the maximum amounts that would have been received by each of the Named Executive Officers had their employment been terminated without cause as of December 31, 2010:

	Maximum Amount Payable	Maximum Amount Payable
	in the Event of	in the Event of
	Termination — No Change	Termination — With
	of Control	Change of Control
Name	($)	($)

Scott C. Petersen, CEO	1,170,000	1,462,500
Frank P. Elsenbast, CFO	612,000	850,000
David M. Bankers	672,000	700,000
James G. Naro	499,500	693,750
Derek S. White	480,000	800,000

SUPPLEMENTARY COMPENSATION POLICIES

Stock Ownership Requirements

In January 2005, the Company adopted stock ownership guidelines for the Company’s Chief Executive Officer and the other executive officers. Under the guidelines, each executive is expected to acquire over five years, if not before, from the date of implementation of the guidelines or the commencement of employment with the Company, common stock of the Company with a value equal to a specified multiple of the executive’s base salary. For the Chief Executive Officer, the multiple is 5 times and for Senior Vice Presidents the multiple is 1.5 times. In light of the decreases in the Company’s stock price due to general economic conditions, as of December 31, 2010, none of the executive officers met these guidelines.

Other Factors Affecting Compensation

In establishing total compensation for the CEO and the other Named Executive Officers, the Compensation Committee considered the effect of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid to each named executive officer to $1 million. To the extent possible, the Compensation Committee intends to preserve deductibility, but may choose to provide compensation that is not deductible if necessary to attract, retain and reward high-performing executives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Vikki Pachera, Chair
Marty Abbott
John E. Haire
Edward L. Shapiro

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors is composed of Ms. Pachera (Chair) and Messrs. Abbott, Haire and Shapiro. No member of the Compensation Committee has ever served as an officer of the Company. Certain compensation matters were reviewed by the entire Board of Directors, which includes Mr. Petersen, Chairman of the Board and Chief Executive Officer. No member of the Compensation Committee is a director or member of the compensation committee of any other public company. No executive officer serves as a director of another entity or serves on the compensation committee of another entity whose executive officers or directors serve on the Board of Directors of the Company or as a member of the Compensation Committee

Executive Compensation

The following table sets forth certain information regarding the compensation of the Named Executive Officers of the Company:

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified	All
				Stock	Option	Non-Equity	Deferred	Other
				Awards	Awards	Incentive Plan	Compensation	Compensation
Name and Principal		Salary	Bonus	($)	($)	Compensation	Earnings	($)	Total
Position	Year	($)	($)	(1)	(2)	($)	($)	(3)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Scott C. Petersen	2010	585,000	—	—	372,600	—	—	54,000	1,011,600
Chairman of the	2009	585,000	—	—	249,750	—	—	75,756	910,506
Board, President, Chief Executive Officer, PEO(4)	2008	585,000	—	113,540	534,750	—	—	53,256	1,286,546
Frank P. Elsenbast	2010	235,385	75,000 (6)	135,600	155,700	—	—	85,870 (6)	616,885
Senior Vice	2009	—	—	—	—	—	—	—	—
President, Chief Financial Officer PFO(5)	2008	—	—	—	—	—	—	—	—
Gary H. Ritondaro,	2010	332,129	—	—	—	—	—	27,371	359,500
Former Senior Vice	2009	370,800	—	—	5,250	—	—	37,571	413,621
President, Finance, Information and Administration, PFO(5)	2008	370,800	—	—	—	—	—	31,866	402,666
David M. Bankers	2010	280,000	—	—	62,100	—	—	22,800	364,900
Senior Vice	2009	280,000	—	—	3,150	—	—	32,825	315,975
President, Product and Technology Development	2008	280,000	—	48,660	90,908	—	—	22,056	441,624
James G. Naro	2010	277,500	—	—	103,500	—	—	22,800	403,800
Senior Vice	2009	277,500	—	—	5,250	—	—	24,191	306,941
President, Legal and Human Resources	2008	277,500	—	48,660	90,908	—	—	22,056	439,124
Derek S. White	2010	348,942	—	—	124,200	86,750 (7)	—	22,800	539,817
President, Interactive and	2009	325,000	80,437 (7)	—	10,500	—	—	34,556	450,493
Media Networks	2008	268,750	—	82,800	109,800	—	—	20,218	481,568

(1)	The amounts in this column represent the aggregate grant date fair value costs incurred in the applicable year computed in accordance with FASB ASC TOPIC 718. The detailed methodology for computing these amounts is set forth in Note 12 to the Company’s financial statements as of December 31, 2010, which can be found on pages F-25 through F-28 of the Company’s annual report on Form 10-K for the Year ended December 31, 2010, which was filed with the Securities Exchange Commission on March 14, 2011. There were no shares forfeited by the Named Executive Officers in 2010.

(2)	The amounts in this column represent the aggregate grant date fair value in the applicable year computed in accordance with FASB ASC TOPIC 718. The detailed methodology for computing these expenses is set forth in Note 12 to the Company’s financial statements as of December 31, 2010, which can be found on pages F-25 through F-28 of the Company’s annual report on Form 10-K for the Year ended December 31, 2010, which was filed with the Securities Exchange Commission on March 14, 2011. There were no options forfeited by the Named Executive Officers in 2010.

(3)	The amounts in this column reflect cash payments received by the Named Executive Officers for the individual purchase of additional supplemental benefits or perquisites they may elect.

(4)	“PEO” refers to principal executive officer.

(5)	“PFO” refers to principal financial officer. Mr. Ritondaro served as the Company’s PFO from January 1, 2010 through April 19, 2010. Mr. Elsenbast has served as the Company’s PFO from April 19, 2010 through December 31, 2010.

(6)	In accordance with the terms of his employment agreement, Mr. Elsenbast will receive the sum of $75,000 as a minimum bonus for the year ended December 31, 2010. Mr. Elsenbast also received $85,870 of additional compensation which consisted of $15,200 of cash payments for the purchase of supplemental benefits or perquisites as referenced in footnote 3 above and an additional amount of $70,670, which consisted of payments of $50,991 for moving expenses in accordance with the terms of Mr. Elsenbast’s employment agreement and $19,679 as a reimbursement of federal taxes payable in connection with such moving expenses.

(7)	In accordance with the terms of his employment agreement, in 2009, Mr. White received the sum of $80,437 as a minimum bonus for the year ended December 31, 2008, which sum relates to that portion of his annual bonus which was to be based on the performance of The Hotel Networks, Inc. in 2008, prorated for the eleven months he was employed by the Company in 2008. Mr. White also was awarded bonuses totaling $86,750 pursuant to a separate bonus plan applicable to employees of The Hotel Networks, Inc. for the achievement of 2010 revenue, cash flow and other strategic and financial targets by that subsidiary. One half of this bonus was paid in 2010, and the remaining half will be paid in 2011.

The material terms of each of the named officer’s employment agreements, change in control agreements and related agreements are set forth in Employment Agreements, below.

The following table sets forth information regarding the Company’s incentive plan awards of restricted stock granted to the Named Executive Officers of the Company during 2010:

Grants of Plan-Based Awards — 2010

								All Other	All Other
								Stock	Option		Grant
								Awards	Awards	Exercise	Date Fair
								Number of	Number of	or Base	Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Price of	Stock
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards(1)			Stock or	Underlying	Option	and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(2)	(#)(3)	($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Scott C. Petersen, PEO	01/04/2010	—	—	—	—	—	—	—	90,000	5.40	$486,000

Frank P. Elsenbast, PFO	04/19/2010	—	—	—	—	—	—	20,000	30,000	6.78	$339,000

Gary H. Ritondaro, PFO	—	—	—	—	—	—	—	—	—	—	—

David M. Bankers	01/04/2010	—	—	—	—	—	—	—	15,000	5.40	$81,000

James G. Naro	01/04/2010	—	—	—	—	—	—	—	25,000	5.40	$135,000

Derek S. White	01/04/2010	—	—	—	—	—	—	—	30,000	5.40	$162,000

(1)	No equity incentive plan awards are based on the satisfaction of conditions, except that the options set forth in Column (j) are subject to a four year vesting schedule.

(2)	The awards consist of time-based restricted stock and vest one half on the third anniversary of the grant and one half on the fourth anniversary of the grant.

(3)	Stock options vest in four equal installments on the first, second, third and fourth anniversary of the date of the grant.

Employment Agreements

The Company has entered into an employment agreement with Mr. Petersen to serve as the Company’s Chairman of the Board, President and Chief Executive Officer, which was amended and restated in January 2008. Mr. Petersen’s employment agreement currently continues until December 31, 2012 and provides that such date shall be automatically extended for an additional year (resulting in a rolling two year term) unless either the Company or Mr. Petersen provides proper notice that such party does not wish to extend. Mr. Petersen’s base salary for 2010 was $585,000 and he did not receive an annual performance bonus with respect to 2008, 2009 or 2010. In addition, Mr. Petersen is entitled to participate in various Company benefit plans.

Mr. Petersen’s employment may be terminated prior to the expiration of the term of the employment agreement (i) upon Mr. Petersen’s death or disability or (ii) by the Company at any time upon proper notice, with or without cause, by action of its Board of Directors. In the event of any such termination of employment, the following termination benefits apply: (x) for any termination, other than for cause (including a termination due to death or disability), the Company will pay a pro rata portion of the greater of the preceding year’s bonus or the bonus that would have been earned for the current year under any bonus program in which Mr. Petersen may be participating at the time, unless such payment is not permitted by the terms of the plan; and (y) for any termination by the Board of Directors without cause or an election by the Company not to allow the employment agreement to automatically extend, the Company will pay Mr. Petersen an additional severance payment equal to two times Mr. Petersen’s annual base salary and bonus, unless such termination is by the Company or by Mr. Petersen for good reason within 24 months of a change of control involving the Company, in which case the Company will pay Mr. Petersen two and one-half times his annual base salary and bonus. Mr. Petersen’s amended and restated employment agreement replaces and supersedes the employment agreement previously entered into by Mr. Petersen with the Company. The employment agreement contains a covenant by Mr. Petersen not to compete with the Company, or to work for a competing business, for two years following the termination of his employment.

The Named Executive Officers of the Company other than the CEO have employment agreements with the Company that expire on December 31, 2011, but which automatically renew for additional terms of one year unless notice of termination is given prior to November 1, 2011. The employment of each of the Named Executive Officer may be terminated prior to the expiration of the term of the agreement (i) automatically upon death or disability or (ii) by the Company at any time, with or without cause, by action of its Board of Directors. In the event of any such termination of employment, the following termination benefits apply: (x) for any termination, other than for cause (including a termination due to death or disability), the Company will pay a pro rata portion of the target bonus for the then current year under any bonus program in which such executive may be participating at the time, unless such payment is not permitted by the terms of the plan; and (y) for any termination by the Board of Directors without cause, including an election by the Company not to allow the agreement to automatically extend, the Company will pay the executive an additional severance payment for a defined period at a monthly rate equal to the executive’s monthly base salary increased by twenty percent. The length of the period during which the Company is obligated to make such severance period varies from twenty four months in the case of Mr. Bankers, to eighteen months in the case of Messrs. Elsenbast and Naro, and to twelve months in the case of Mr. White. The employment agreements contain additional provisions which are applicable in the event of a termination after a change in control involving the Company, the terms of which are described in more detail below. The employment agreements contain a covenant by each of the executives not to compete with the Company, or to work for a competing business, for a period of time ranging from twelve months for Mr. White and six months in the case of Messrs. Bankers, Naro, and Elsenbast.

The employment agreements of the Named Executive Officers of the Company other than the CEO also provide for the payment of certain compensation and other benefits in the event of a covered termination of the executive’s employment within six months prior to and two years following a “change in control” involving the Company. No compensation is payable to any executive under these provisions unless (i) there has been a change in control and (ii) the executive’s employment with the Company shall have been terminated (including a substantial reduction in duties or compensation, but excluding termination as a result of the death or permanent disability of the executive or for cause or voluntary retirement). A “change in control” is generally defined as the occurrence of any of the following: (i) any person or group becomes the beneficial owner of securities representing 30% or more of the voting power of the Company’s outstanding capital stock having the right to vote in the election of directors; (ii) a majority of the members of the Board of Directors shall not for any reason be the individuals who at the beginning of such period constitute the Board of Directors or persons nominated by such members; (iii) any merger, consolidation or sale of all or substantially all of the assets of the Company (meaning assets representing 30% or more of the net tangible assets of the Company or generating 30% or more of the Company’s operating cash flow), excluding a business combination or transaction in which: (a) the stockholders of the Company prior to such transaction continue to represent more than 70% of the voting power of the Company immediately after giving effect to such transaction; or (b) no person or group becomes the beneficial owner of 30% or more of the Company’s voting stock;

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company; or (v) the occurrence of any other event that would be required to be reported as a change in control in response to Item 6(e) of Schedule 14A of Regulation 14A of the Exchange Act.

Upon a covered termination, the executive is entitled to receive a lump sum payment equal to the compensation the executive would have received over a 30-month period, a pro rata portion of any bonus the executive would have received for the year in which such termination occurs, any stock options previously granted to the executive will become fully vested and exercisable for a period of four years following the date of termination, and the executive will be entitled to the continuation of the insurance and other welfare benefits then being received by such executive for up to 18 months. The change of control provisions terminate two years from the date of a change in control of the Company if there has not been a covered termination.

The following table sets forth information regarding the total amount of stock options and restricted stock grants held by each of the Named Executive Officers as of December 31, 2010:

Outstanding Equity Awards At Fiscal Year-End 2010

						Stock Awards
									Equity
									Incentive
									Plan Awards:
	Option Awards							Equity	Market or
			Equity					Incentive	Payout
			Incentive					Plan Awards:	Value of
		Number of	Plan Awards:				Market	Number of	Unearned
	Number of	Securities	Number of			Number of	Value of	Unearned	Shares,
	Securities	Underlying	Securities			Shares or	Shares or	Shares, Units	Units or
	Underlying	Unexercised	Underlying			Units of	Units of	or Other	Other
	Unexercised	Options	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	(#)	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	(7)	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Scott C. Petersen, PEO	80,000	—	—	16.50	12/16/2011	8,750 (1)	37,188	—	—
	57,500	—	—	10.19	12/17/2012
	20,000	10,000	—	30.48	04/01/2017
	37,500	37,500	—	16.22	01/03/2018
	18,750	56,250	—	4.54	06/18/2019
	—	90,000	—	5.40	01/03/2020
Frank P. Elsenbast, PFO	—	30,000	—	6.78	04/18/2020	20,000 (2)	85,000	—	—
Gary H. Ritondaro, Former PFO	15,000	—	—	18.41	01/08/2014	1,000 (3)	4,250	—	—
	15,000	—	—	17.59	01/02/2015
	7,500	2,500	—	30.48	04/01/2017
	3,125	9,375	—	0.70	01/01/2019
David M. Bankers	15,000	—	—	18.41	01/08/2014	3,750 (4)	15,938	—	—
	15,000	—	—	17.59	01/02/2015
	6,375	2,125	—	30.48	04/01/2017
	6,375	6,375	—	16.22	01/03/2018
	1,875	5,625	—	0.70	01/01/2019
	—	15,000	—	5.40	01/03/2020
James G. Naro	6,375	2,125	—	30.48	04/01/2017	3,750 (5)	15,938	—	—
	6,375	6,375	—	16.22	01/03/2018
	3,125	9,375	—	0.70	01/01/2019
	—	25,000	—	5.40	01/03/2020
Derek S. White	7,500	7,500	—	16.56	02/18/2018	5,000 (6)	21,250	—	—
	6,250	18,750	—	0.70	01/01/2019
	—	30,000	—	5.40	01/03/2020

(1)	These awards consist of time-based restricted stock that vests one half on the third anniversary of the grant date and one half on the fourth anniversary of the grant date. Amount consists of 1,750 shares from a grant made on April 2, 2007 and 7,000 shares from a grant made on January 4, 2008.

(2)	These awards consist of time-based restricted stock that vests one half on the third anniversary of the grant date and one half on the fourth anniversary of the grant date. Amount consists of 20,000 shares that were awarded on April 19, 2010.

(3)	These awards consist of time-based restricted stock that vests one half on the third anniversary of the grant date and one half on the fourth anniversary of the grant date. Amount consists of 1,000 shares from a grant made on April 2, 2007.

(4)	These awards consist of time-based restricted stock that vests one half on the third anniversary of the grant date and one half on the fourth anniversary of the grant date. Amount consists of 750 shares from a grant made on April 2, 2007 and 3,000 shares from a grant made on January 4, 2008.

(5)	These awards consist of time-based restricted stock that vests one half on the third anniversary of the grant date and one half on the fourth anniversary of the grant date. Amount consists of 750 shares from a grant made on April 2, 2007 and 3,000 shares from a grant made on January 4, 2008.

(6)	These awards consist of time-based restricted stock that vests one half on the third anniversary of the grant date and one half on the fourth anniversary of the grant date. Amount consists of 5,000 shares granted on February 19, 2008.

(7)	All options referenced in this table vest in four equal installments on the first, second, third and fourth anniversaries of the grant date.

The following table sets forth information with respect to the exercise of stock options by the Named Executive Officers during the year ended December 31, 2010:

Option Exercises And Stock Vested
2010

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Scott C. Petersen, PEO	—	—	5,000	30,030
Frank P. Elsenbast, PFO	—	—	—	—
Gary H. Ritondaro, Former PFO	—	—	3,000	17,930
David M. Bankers	—	—	2,250	13,448
James G. Naro	—	—	2,250	11,348
Derek S. White	—	—	—	—

The Company does not maintain a pension plan or nonqualified deferred compensation plans for its executive officers.

For disclosure of potential payments upon termination or change in control, see discussion at Severance Upon Change in Control and Severance Upon Termination Other than Following a Change in Control in the Compensation Discussion and Analysis, above.

REPORT OF THE AUDIT COMMITTEE

In 2010, the Audit Committee of the Board of Directors consisted of Mr. Bradbury, as Chair, and Messrs. Leyendecker, Kirby, and Shlecter. Each member of the Audit Committee is “independent” as determined by the Board and in accordance with the NASDAQ listing requirements and is “financially literate” as that qualification is determined by the Board. In addition, in 2010, the Board of Directors approved the designation of Audit Committee member R. Douglas Bradbury as the Audit Committee’s “financial expert” in accordance with SEC rules.

The purpose of the Audit Committee is to assist the Board with its responsibility for overseeing the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements regarding financial reporting; the qualifications, independence, and performance of the Company’s independent registered public accounting firm; the preparation of the reports prepared in accordance with the rules of the Securities and Exchange Commission; and other duties as directed by the Board or as required by the Securities and Exchange

Commission, the Public Company Accounting Oversight Board or NASDAQ. As part of its responsibilities, the Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2010 and discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended, as adopted by the Public Company Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based on the reviews and discussions referred to above, the Audit Committee approved and recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Commission.

The Audit Committee acts under an Audit Committee Charter which is reviewed annually by the Audit Committee. The Audit Committee Charter is used by the Audit Committee to guide its activities. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011 and recommended that such selection be presented to the Company’s stockholders for ratification at the Meeting.

AUDIT AND NON-AUDIT FEES:

The fees billed by our principal accountant, PricewaterhouseCoopers LLP for 2010, by category, were as follows:

Audit fees(1)	$629,400
Audit related fees(2)	$50,400
Tax fees	$31,900
All other fees	$-0-

The fees billed by PricewaterhouseCoopers LLP for 2009, by category, were as follows:

Audit fees(3)	$625,100
Audit related fees(4)	$178,100
Tax fees	$26,500
All other fees	-0-

(1)	2010 Audit fees consist of services rendered for the integrated audit of the annual financial statements and the Company’s internal control over financial reporting, including required quarterly reviews, statutory and regulatory filings or engagements and services that generally only the auditor can reasonably be expected to provide. 2010 fees listed above include out-of-pocket expenses and taxes of $71,100.

(2)	Audit-related fees consist of $50,400 for accounting consultation fees related to our debt issuance activities during 2010.

(3)	2009 Audit fees were revised to include subsequent fee data and consist of services rendered for the integrated audit of the annual financial statements and the Company’s internal control over financial reporting, including required quarterly reviews, statutory and regulatory filings or engagements and services that generally only the auditor can reasonably be expected to provide. 2009 fees listed above include out-of-pocket expenses and taxes of $83,000.

(4)	Audit-related fees consist of $178,100 for accounting consultation fees related primarily to our common and preferred stock offering during 2009.

The Audit Committee Charter provides that the Audit Committee shall approve in advance any fees related to non-audit services. Accordingly, the Company’s independent registered public accounting firm submits to the Audit Committee a notice of services proposed to be provided and the associated fees prior to the provision of any non-audit services. The Audit Committee or its delegate considers such proposals on an as-needed basis. During 2010, all such non-audit fees were pre-approved by the Audit Committee.

THE AUDIT COMMITTEE

R. Douglas Bradbury, Chair
J Scott Kirby
R. F. Leyendecker
Scott H. Shlecter

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

None of the directors or executive officers of the Company or any subsidiary thereof, or any security holder who is the beneficial owner of more than five percent of our common stock, or any associates or affiliates of any of them, is or has been indebted to the Company at any time since the beginning of the last completed fiscal year in excess of $120,000. The Company did not make any loans to executive officers in 2010, and no loans currently exist to such officers. None of the directors or executive officers of the Company or any associate or affiliate of such person, had any material financial interest, direct or indirect, in any transaction or any proposed transaction with the Company during the past fiscal year. Related party transactions are subject to the restrictions set forth in the Company’s Code of Business Conduct and Ethics. Our Board reviews and approves any transactions with related parties in which the related person has or will have a material direct or indirect interest. Our Board’s related review and approval policies are not in writing, but in conducting such reviews and approving such transactions, among other things, our Board considers the type of transaction proposed, appropriate regulatory requirements, the monetary value of the transaction, the nature of the goods and/or services involved and whether the transaction may influence the related person’s ability to exercise independent judgment when conducting the Company’s business and affairs.

Item 2. RATIFICATION OF 2008 SHAREHOLDER RIGHTS PLAN

Background

In May 2008, the Stockholders ratified the Company’s 2008 Shareholder Rights Plan (the “2008 Rights Plan”). The plan provides that not less than once every three years, the plan must be ratified by the Stockholders. The Board continues to believe that such a plan is in the best interests of the Company’s stockholders because it:

•	provides a way for the Board to defend stockholders against abusive tactics used to gain control of the Company without paying all shareholders a fair premium, and to ensure that all Company stockholders are treated fairly and equally in an acquisition of the Company;

•	encourages anyone seeking to acquire control of the Company to negotiate in good faith with the Board and gives the Board significant negotiating power on behalf of the stockholders. This enables the Board to negotiate a fair premium for stockholders that is consistent with the intrinsic value of the Company and to block any transaction by an acquirer who is unwilling to pay a fair price (subject to the stockholders’ right to redeem the Rights under certain circumstances described below);

•	slows the process by which a potential acquirer may gain control of the Company, thereby affording the Board additional time to evaluate a proposed transaction and, if necessary, seek alternative transactions or implement other courses of action to maximize shareholder value;

•	provides the Board with the ability to run an effective auction of the Company or other sale process, where the Board has decided to sell the Company;

•	reduces the likelihood that a potential acquirer who is unwilling to pay a sufficient premium will attempt to acquire the Company by means of an open market accumulation, a partial bid for the Company, a front-end loaded tender offer or other coercive or unfair takeover tactics, since it limits the size of the position the acquirer may take without the concurrence of the Board; and

•	does not prevent the making of unsolicited offers or the acquisition of the Company at a full and fair price since the existence of the Rights Agreement does not eliminate the Board’s responsibility to consider fiduciary duties to stockholders.

The 2008 Rights Plan contains a number of provisions that the Board believes benefit the Company’s stockholders:

•	The 2008 Rights Plan increased the stock ownership threshold that is permitted before the Rights become exercisable to 20 percent from the 15 percent threshold in the Company’s previous shareholder rights plan.

•	The 2008 Rights Plan will expire at the conclusion of the Meeting unless ratified by the Company’s stockholders, and must be ratified by the Company’s stockholders not less than every three years.

•	The 2008 Rights Plan also includes a “Qualified Offer” provision that would, under certain circumstances, permit stockholders to cause the Rights to be redeemed and the Qualified Offer to be accepted without Board approval.

•	The 2008 Rights Plan does not restrict a future board of directors from voting to redeem the Rights (so-called “dead-hand” or “slow hand” provisions).

In considering the provisions of the 2008 Rights Plan, the Company consulted stockholders, proxy advisors and published guidelines to include these progressive, “shareholder-friendly” provisions. The Board’s decision to enter into the 2008 Rights Plan was not made in response to, or in anticipation of, any acquisition proposal, and is not intended to prevent a non-coercive takeover bid from being made for the Company or to keep management or the directors in office.

As required by the terms of the 2008 Rights Plan, the stockholders are being asked to vote to ratify the 2008 Rights Plan. Ratification of the 2008 Rights Plan requires the affirmative vote of a majority of the votes cast at the Meeting, in person or by proxy. Broker “non-votes” are not counted as votes cast, but abstentions are. Accordingly, broker “non-votes” will have no effect on the voting regarding ratification, but the affirmative votes must outnumber the combined total of negative votes and abstentions for the 2008 Shareholder Rights Plan to be ratified. If the 2008 Rights Plan is not ratified by stockholders as proposed, the 2008 Rights Plan will terminate at the conclusion of the Meeting.

Summary of 2008 Rights Plan

The following is a summary of the material terms of the 2008 Rights Plan. The statements below are only a summary, and we refer you to the full text of the 2008 Rights Plan, which was filed as an exhibit to Form 8-K filed with the SEC on March 3, 2008. Each statement in this summary is qualified in its entirety by this reference.

General

Under the terms of the 2008 Rights Plan, each share of common stock outstanding has one Right attached to it, so that the purchase of a share of common stock is also a purchase of the attached Right. Certificates representing the Company’s common stock also represent the attached Rights. The Rights are not currently exercisable or separately tradable.

After the “Distribution Date,” which is described below, each Right will become separately tradable and initially will entitle the holder to purchase from the Company one one-thousandth of a share of Series A Participating Preferred Stock (the “Preferred Shares”) at a price of $60.00 (the “Purchase Price”), subject to adjustment. Each one one-thousandth of a Preferred Share has rights that are roughly equivalent to one share of common stock. If certain circumstances occur as discussed below, the Rights would instead entitle their holders to purchase common stock of the Company or an acquirer. Assuming the Plan is approved by the stockholders every three years, the Rights will expire at the close of business on February 28, 2018 (the “Final Expiration Date”).

Events Causing Exercisability and Separate Transferability

A “Distribution Date” will occur and the Rights will become exercisable and separately tradable upon the earlier of:

(1)	the first public announcement that a person or group (other than the Company, any subsidiary, or a benefit plan of the Company or its subsidiaries), has acquired, or obtained the right to acquire, except under limited circumstances, beneficial ownership of 20 percent or more of the outstanding common stock; or

(2)	the close of business on the tenth business day (or such later date as the Company’s Board of Directors may determine) after the commencement of, or a public announcement of an intention to commence (which tender offer is not terminated within such ten business days), a tender or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (as defined below).

Generally, a person or group whose acquisition of common stock causes a Distribution Date pursuant to clause (1) above (including pursuant to the completion of a tender or exchange offer described in (2)) is an “Acquiring Person.” As soon as practicable following the Distribution Date, separate Right certificates will be mailed to holders of record of the common stock as of the close of business on the Distribution Date.

Events Causing Adjustment of the Shares Acquirable Upon Exercise of the Purchase Price

Generally, if any person becomes an Acquiring Person, each holder of a Right, other than the Acquiring Person (and any affiliates and certain transferees), will then have the right to receive upon exercise and payment to the Company of the Purchase Price, instead of one-one thousandth of a Preferred Share, that number of shares of Company common stock having an average market value equal to two times the Purchase Price. Any Rights that are beneficially owned by any Acquiring Person (or any affiliate or certain transferees) will be null and void. In other words, the Rights holders, other than the Acquiring Person and certain others, may at that time purchase Company common stock at a 50 percent discount.

Alternatively, in the event that, after the first public announcement that a person or group has become an Acquiring Person, the Company is a party to a merger, statutory share exchange or sale of more than 50 percent of the Company’s assets or earning power in a transaction with an Acquiring Person or certain specified related parties or in which all holders of Company common stock are not treated alike, then each holder of a Right (except Rights that have been voided as set forth previously) shall have the right to receive upon exercise and payment to the Company of the Purchase Price, instead of one-one thousandth of a Preferred Share, common shares of the acquiring or surviving company having an average market value equal to two times the Purchase Price. In other words, the Rights holders, other than the Acquiring Person and certain others, may at that time purchase the acquiring or surviving company’s common shares at a 50 percent discount.

The Purchase Price payable and the number of shares issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution upon the occurrence of specified events affecting the Preferred Shares. The number of outstanding Rights and the Purchase Price are also subject to adjustment in the event of a stock dividend on the common stock payable in common stock or subdivisions or combinations of the common stock occurring before the Distribution Date.

Redemption of the Rights

At any time before a person becomes an Acquiring Person, the Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”), payable in cash or common stock. The Board may also redeem the Rights for a limited time after 60 days after the later of the date a person or group becomes an Acquiring Person and the effective date of a registration statement under the Securities Act of 1933 with respect to securities issuable upon exercise of the Rights.

In addition, if the Company receives a “Qualified Offer” (as defined in the following paragraph), the Rights may be redeemed by the stockholders if approved by the holders of at least a majority of the outstanding common stock at a special meeting of stockholders called to vote on a resolution accepting the Qualified Offer and to authorize the redemption of the Rights pursuant to the provisions of the Agreement. The special meeting must be held within 90 business days after the Company receives a request from stockholders to hold such a meeting. If a resolution to redeem the Rights is approved at the special meeting (or if the special meeting is not held on or before the 90th business day after receipt of the request for a meeting), it will become effective immediately prior to the consummation of any Qualified Offer consummated within 60 days after the earlier of the special meeting or the 90th business day after receipt of a request for a special meeting of shareholders.

A “Qualified Offer” is a tender offer for all outstanding common stock not already beneficially owned by the person making the offer that meets all of the following conditions:

•	the same per share price is offered for all shares, and such price per share is greater than the highest closing price for the common stock during the 12 month period immediately preceding the date on which the offer is commenced, represents a reasonable premium above the average of the closing prices for the five trading days immediately preceding the date on which the offer is commenced, is at least 80 percent cash (with any non-cash consideration consisting of common stock of the offeror), and is to be paid upon consummation of the offer;

•	if the consideration offered includes shares of common stock of the offeror, the offeror is a publicly owned United States corporation and its common stock is traded on either the New York Stock Exchange or The NASDAQ Stock Market (“NASDAQ”), no further stockholder approval is required to issue such common stock, no other class of voting stock of the offeror is outstanding, and the offeror shall permit the Company’s investment banking firm and legal counsel to have access to such offeror’s books, records, management, accountants and other advisers for the purpose of permitting such investment banking firm and such legal counsel to conduct a due diligence review to permit such investment banking firm to be able to render a fairness opinion with respect to the consideration being offered; the offer is accompanied by written financing commitments and/or the offeror has on hand cash or cash equivalents, for the full amount of all financing necessary to consummate the offer and follow-on merger;

•	the offer is subject to a non-waivable condition that a minimum of 90 percent of the outstanding common stock (other than those owned by the offeror) will be tendered and not withdrawn as of the offer’s expiration date;

•	the offer by its terms remains open for at least 60 business days and at least 10 business days after the date of any special meeting of shareholders called under the redemption provisions, plus 15 business days after any change in price or after any bona fide alternative offer for a higher consideration is made;

•	the offer is accompanied by a written opinion of a nationally recognized investment banking firm stating that the price to be paid to holders pursuant to the offer is fair and including any written presentation of such firm showing the analysis and range of values underlying such conclusion;

•	on or before the date the offer is commenced, such person makes an irrevocable written commitment to the Company (1) to acquire, within five business days following completion of the offer, all shares of common stock not beneficially owned by such person at the same cash price per share as paid in the offer, (2) not to amend its offer to reduce the price or otherwise change the terms in a way that is adverse to tendering shareholders, and (3) if the offer is not consummated, that such person will not make another offer for the common stock within one year if at least 85 percent of the common stock not owned by such person has not been tendered; and

•	the offer is subject only to the conditions specified in the definition and usual and customary terms and conditions, and is not subject to any financing, funding or similar condition, nor to any condition relating to completion of or satisfaction with any due diligence or similar investigation.

Amendments

The 2008 Rights Plan may be amended by the Board before the Distribution Date without the consent of the Rights holders. After the Distribution Date, the 2008 Rights Plan may be amended by the Board to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provision, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or, subject to certain limitations, to shorten or lengthen any time period under the 2008 Rights Plan (other than a time period governing redemption at a time when the Rights are not redeemable).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE 2008 RIGHTS PLAN.

Item 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of the Company is PricewaterhouseCoopers LLP, 650 Third Avenue South, Suite 1300, Minneapolis, MN 55402. PricewaterhouseCoopers LLP has performed auditing services for the Company since its appointment on May 31, 2002, which services have consisted of the annual audit and quarterly reviews of the consolidated financial statements of the Company and assistance and consultation in connection with filings with the SEC. All professional services rendered by PricewaterhouseCoopers LLP during 2010 were furnished at customary rates and terms.

It is anticipated that representatives of PricewaterhouseCoopers LLP will be present at the Meeting, and will have an opportunity to make a statement and be available to respond to appropriate questions regarding the Company’s consolidated financial statements.

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year and the stockholders are being asked to ratify such appointment. The affirmative vote of the holders of at least a majority of the outstanding shares of the Company’s common stock represented and voting at the Meeting will be required for ratification of the appointment. In the event ratification does not pass, the Audit Committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

Item 4. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Congress adopted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) in mid-2010. The Dodd-Frank Act requires that public companies give their stockholders the opportunity to cast advisory votes relating to executive compensation at the first annual meeting of stockholders held after January 21, 2011. The SEC has adopted rules to implement the provisions of the Dodd-Frank Act relating to this requirement. This “say-on-pay” proposal and the following proposal regarding the frequency of a stockholder vote on executive compensation (Item 5) are being submitted to you to obtain the advisory vote of the stockholders in accordance with the Dodd-Frank Act, Section 14A of the Securities Exchange Act and the SEC’s rules. Because your vote is advisory, it will not be binding on the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. The Board will disclose, via the filing of a Report on Form 8-K with the Securities and Exchange Commission, how it will respond to a stockholder vote indicating disapproval of the Company’s executive compensation.

The Company asks that you indicate your support for the executive compensation policies and practices as described in the Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, by voting on the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED HEREIN, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

Item 5. ADVISORY VOTE ON FREQUENCY OF NON-BINDING VOTES ON
EXECUTIVE COMPENSATION

The Company asks that you indicate your preference regarding the frequency of the Company’s non-binding votes on executive compensation. You will have the right to express your opinion on whether such “say-on-pay” votes should be conducted every year, every other year, or every three years. You will also have the option to refrain from expressing an opinion on this matter.

While the Company will continue to monitor developments in this area, the Board believes that an advisory vote on executive compensation should occur annually. The Board believes an annual advisory vote on executive compensation will permit our stockholders to provide direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year, which is consistent with our efforts to engage in an ongoing dialog with our stockholders on executive compensation and corporate governance matters.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF CONDUCTING A NON-BINDING “SAY-ON-PAY” VOTE ANNUALLY.

ANNUAL REPORT

The Company’s Annual Report to Stockholders, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 is available on the Internet at http://proxyvote.com. Alternatively, a physical copy of our Form 10-K, this Proxy Statement, and the Company’s Notice of Internet Availability of Proxy Materials are available from the Company or through the website referenced above. The Form 10-K contains consolidated financial statements of the Company and its subsidiaries and the report thereon of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

PROPOSALS OF STOCKHOLDERS

Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings. The 2012 Annual Meeting of Stockholders will be held on or about June 6, 2012. Proposals of stockholders intended to be included in the proxy materials for the 2012 Annual Meeting of Stockholders must be received by the Secretary of the Company, 3900 West Innovation Street, Sioux Falls, South Dakota 57107, by the close of business on December 31, 2011 and comply in all respects with applicable rules of the SEC, in a form that complies with the Company’s Bylaws and applicable requirements.

A stockholder may present a proposal not included in our 2012 proxy materials from the floor of the 2012 Annual Meeting of the Stockholders only if the Secretary of the Company receives timely notice of the proposal, along with additional information required by the Company’s Bylaws. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 75 days nor more than 105 days prior to the first anniversary of the 2011 Annual Meeting of Stockholders. Therefore, proposals must be submitted in accordance with the foregoing during the period which begins on February 16, 2012 and ends on March 18, 2012. Notice should be addressed to LodgeNet Interactive Corporation, Attn: Corporate Secretary, 3900 West Innovation Street, Sioux Falls, South Dakota, 57107.

“HOUSEHOLDING” OF PROXY MATERIALS.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for the annual report, proxy statement, and Notice of Internet Availability of Proxy Materials, as applicable, with respect to two or more shareholders sharing the same address by delivering a single annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, or, if you are presently receiving multiple copies of proxy materials and would like to request delivery of a single copy, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify the Company by sending a written request to LodgeNet Interactive Corporation at 3900 West Innovation Street, Sioux Falls, South Dakota 57107 Attention: Corporate Secretary or by calling the Company at (605) 988-1000.

OTHER BUSINESS

At the time this Proxy Statement was finalized, the Board of Directors knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Meeting, it is the intention of the Proxyholders to vote the shares represented thereby on such matters in accordance with the recommendations of the Board of Directors and authority to do so is included in the Proxy.

DATED: April   , 2011

By Order of the Board of Directors,

James G. Naro, Secretary

LODGENET INTERACTIVE
CORPORATION SIOUX FALLS, SD
57107-7002

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees** 01 Vikki Pachera 02 Edward L. Shapiro	0	0	0

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

02 0000000000

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

		For	Against	Abstain
2	Ratification of 2008 Shareholder Rights Plan. To ratify the existing shareholder rights plan approved by the Company's stockholders in 2008.	0	0	0
3	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011.	0	0	0
4	Advisory vote on executive compensation. To approve, by non-binding vote, executive compensation.	0	0	0

The Board of Directors recommends you vote 1 YEAR on the following proposal:

		1 year	2 years	3 years	Abstain
5	Advisory vote on frequency of executive compensation votes. To recommend, by non-binding vote, the frequency of the advisory vote on executive compensation.	0	0	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

JOB #

SHARES
CUSIP #
SEQUENCE#

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000101910_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Shareholder Letter is/are available at www.proxyvote.com .

LODGENET INTERACTIVE CORPORATION
Annual Meeting of Stockholders
June 2, 2011 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Mr. Scott C. Petersen and Mr. Frank P. Elsenbast, and each of them, the attorneys, agents and proxies of the undersigned, with full power of substitution to each (the "Proxies"), to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Stockholders (the "Annual Meeting") of LodgeNet Interactive Corporation (the "Company") to be held at the Company's Corporate Offices, 3900 W. Innovation Street, Sioux Falls, South Dakota 57107 on Thursday, June 2, 2011 at 9:00 a.m. Central Daylight Time or any adjournment thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

This Proxy when properly executed will be voted as specified. **If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted "FOR" the election of Vikki Pachera and Edward L. Shapiro, and "FOR" the ratification of the 2008 Shareholder Rights Plan, "FOR" the ratification of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011 and "FOR" the approval of the Company's executive compensation described in the Proxy Statement and "FOR" 1 YEAR as the recommended frequency of stockholder advisory votes on executive compensation.** This Proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise by filing with the Corporate Secretary of the Company a duly executed proxy bearing a later date or an instrument revoking this Proxy, or by attending the Annual Meeting and electing to vote in person.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Continued and to be signed on reverse side

0000101910_2 R1.0.0.11699